UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Conduent Incorporated

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April 6, 2020

Dear Shareholders:

You are cordially invited to attend the 2020 Annual Meeting of Shareholders of Conduent Incorporated on Tuesday, May 19, 2020 at 9:00 a.m., Eastern Time. We intend to hold our Annual Meeting in person. However, we are actively monitoring the novel coronavirus (COVID-19) and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state and local governments may impose. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting in person and by means of remote communication or solely by means or remote communication. Please monitor our Investor website at https://investor.conduent.com and our Securities and Exchange Commission filings for updated information. As always, we encourage you to vote your shares prior to the Annual Meeting. Our Annual Meeting, if held in-person, will be held at Conduent Corporate Headquarters, 100 Campus Drive, Suite 200, Florham Park, New Jersey 07932.

The attached notice of the 2020 Annual Meeting of Shareholders and proxy statement provide important information about the meeting and will serve as your guide to the business to be conducted at the meeting. We urge you to carefully read the accompanying materials regarding the matters to be voted on at the meeting.

At the Annual Meeting of Shareholders, you will be asked to vote upon:

•	A proposal to elect seven directors;

•	A proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2020; and

•	A proposal to approve, on an advisory basis, the 2019 compensation of our named executive officers.

The Board of Directors unanimously recommends that you vote in favor of these proposals.

It is important that your shares be represented and voted at the Annual Meeting of Shareholders, regardless of whether or not you plan to attend in person. Therefore, you are urged to vote your shares using one of the methods described on page 1 under “How do I vote?”.

Thank you for your continued support of, and ongoing interest in, Conduent Incorporated.

For the Board of Directors,

Courtney Mather

Chairman of the Board

Notice of 2020 Annual Meeting of Shareholders

Date and Time:	Tuesday, May 19, 2020, at 9:00 a.m., Eastern Time

Location:	Conduent Corporate Headquarters 100 Campus Drive, Suite 200 Florham Park, New Jersey 07932

Purpose:

Our shareholders will be asked to consider and vote on the following matters:

(1) Election of seven director nominees;

(2) Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2020;

(3) Approval, on an advisory basis, of the 2019 compensation of our named executive officers; and

(4) Consider such other business as may properly come before the meeting.

Record Date:	March 25, 2020 — You are eligible to vote if you were a shareholder of record as of the close of business on this date.

Proxy Voting:

(1) Telephone;

(2) Internet; or

(3) Proxy Card.

For voting instructions, please review the Notice of Internet Availability of Proxy Materials or, if you requested and received a printed copy of the proxy materials, accompanying proxy card.

Importance of Vote:	Whether or not you plan to attend the Annual Meeting, please submit your proxy as soon as possible to ensure that your shares are represented. Voting now will not limit your right to change your vote or to attend the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be Held on May 19, 2020.

The Proxy Statement and 2019 Annual Report are available at www.envisionreports.com/CNDT or https://investor.conduent.com.

By order of the Board of Directors,

Michael Krawitz

Executive Vice President, General Counsel and Secretary

April 6, 2020

i

ii

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

The Annual Meeting

The 2020 Annual Meeting of Shareholders (the “Annual Meeting”) of Conduent Incorporated (“Conduent,” the “Company,” “we,” “us,” or “our”) will be held on Tuesday, May 19, 2020, at 9:00 a.m., Eastern Time, at Conduent Corporate Headquarters, 100 Campus Drive, Suite 200, Florham Park, New Jersey 07932. We intend to hold our Annual Meeting in person. However, we are actively monitoring the novel coronavirus (COVID-19) and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state and local governments may impose. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting in person and by means of remote communication or solely by means or remote communication. Please monitor our Investor website at https://investor.conduent.com and our Securities and Exchange Commission (“SEC”) filings for updated information. We intend, in future years, to resume holding in person or hybrid meetings under normal circumstances.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will consider and vote on the following matters:

1.	Election of the seven nominees named in this Proxy Statement to our Board of Directors (the “Board”), each for a term of one year.

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

3.	Approval, on an advisory basis, of the 2019 compensation of our named executive officers.

Shareholders will also act on any other business that may properly come before the Annual Meeting. In addition, our management will respond to questions from shareholders.

Who is entitled to vote?

Owners of our common stock, par value $0.01 per share (the “Common Stock”), as of the close of business on the record date, March 25, 2020 (the “Record Date”), are entitled to vote at the Annual Meeting. The shares owned as of that date include: (1) shares you held directly in your name as the shareholder of record (registered shareholder); and/or (2) shares held in the name of a broker, bank or other holder of record for you as the beneficial owner (beneficial owner). Each share of Common Stock is entitled to one vote on each matter to be voted on. As of the Record Date, there were 209,058,215 shares of our Common Stock outstanding and entitled to vote.

How do I vote?

Beneficial owners will receive a separate Notice of Internet Availability of Proxy Materials (the “Notice”) with a voting instruction form from the bank, broker or other holder or nominee that must be followed in order for their shares to be voted. If you hold your shares through a broker, bank or other holder or nominee, you must obtain a proxy from such holder or nominee to vote in person at the Annual Meeting.

Registered shareholders can vote in any one of four ways:

BY INTERNET	BY TELEPHONE

If you have Internet access, you may vote your shares by following the “Vote by Internet” instructions included in the Notice or on the enclosed proxy card. If you vote via the Internet, do not return your proxy card.

You may vote your shares by following the “Vote by Telephone” instructions on the enclosed proxy card. If you vote by telephone, do not return your proxy card.

BY MAIL	IN PERSON

If you received a printed copy of the proxy materials, you may vote by completing and signing the proxy card enclosed with this Proxy Statement and promptly mailing it in the enclosed postage-prepaid envelope. The shares you own will be voted according to your instructions on the proxy card you mail. If you sign and return your proxy card but do not indicate your voting instructions on one or more of the matters listed, the shares you own will be voted by the named proxies in favor of each of the proposals in accordance with the recommendations of our Board.

If you submit a proxy or voting instructions via the Internet, telephone or by mail, you do not need to vote at the Annual Meeting. We will pass out written ballots to any shareholder of record or authorized representative of a shareholder of record who wants to vote in person at the Annual Meeting instead of by proxy. Voting in person will revoke any proxy previously given. If you hold your shares through a broker, bank or nominee, you must obtain a proxy from your broker, bank or nominee to vote in person.

If you vote your proxy by Internet, telephone or mail, you authorize each of the two directors, whose names are listed on the accompanying proxy card, or any substitution thereof, to act as your proxies to represent you and vote your shares as you direct.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR the election of each of the seven director nominees;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and

•	FOR the approval, on an advisory basis, of the 2019 compensation of our named executive officers.

How can I attend the Annual Meeting?

All shareholders on the Record Date may attend. Registered owners will be admitted to the Annual Meeting upon providing a form of government-issued photo identification, such as a driver’s license, and an admission ticket. Beneficial owners will be admitted to the Annual Meeting upon providing your most recent brokerage statement, along with a form of government-issued photo identification, and an admission ticket. We will use your brokerage statement to verify your ownership of Common Stock and to admit you to the Annual Meeting. If you own shares in street name and wish to vote those shares at the Annual Meeting, you must obtain a proxy from your broker, bank or nominee.

To obtain an admission ticket:

If you are a registered shareholder:

•	If you vote via the Internet or by telephone, you will be asked if you would like to receive an admission ticket.

•	If you vote by proxy card, please mark the appropriate box on the proxy card and an admission ticket will be sent to you.

If you are a beneficial owner:

•

Please request an admission ticket in advance by calling Shareholder Services at 973-261-7244 or by mailing a written request, along with proof of your ownership of Conduent Common Stock as of the Record Date, to Conduent Incorporated, Shareholder Services, 100 Campus Drive, Suite 200, Florham Park, New Jersey 07932. All calls and written requests for admission tickets must be received no later than the close of business on May 10, 2020.

You can find directions to the meeting online at www.envisionreports.com/CNDT. If you have any further questions regarding admission or directions to the Annual Meeting, please call Shareholder Services at 973-261-7244.

We intend to hold our Annual Meeting in person. However, we are actively monitoring the novel coronavirus (COVID-19) and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state and local governments may impose. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting in person and by means of remote communication or solely by means of remote communication. We intend, in future years, to resume holding in person or hybrid meetings under normal circumstances. Please monitor our Investor website at https://investor.conduent.com and our SEC filings for updated information.

How many shares are required to be present to hold the Annual Meeting?

A quorum is necessary to hold a valid meeting of shareholders. For each of the proposals to be presented at the meeting, the presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our Common Stock outstanding on the Record Date will constitute a quorum. As of the Record Date, there were 209,058,215 shares of our Common Stock outstanding. If you vote — including by Internet, telephone or proxy card — your shares will be counted towards the quorum for the Annual Meeting. Broker non-votes and abstentions are counted as present for the purpose of determining a quorum.

How many votes are required to approve each proposal?

Election of Directors. Under our by-laws, directors are elected by majority vote, meaning that in an uncontested director election, the votes cast “for” the nominee’s election must exceed the votes cast “against” the nominee’s election, with abstentions and broker non-votes not counting as votes “for” or “against.” Our by-laws require that any incumbent nominee for director who receives a greater number of votes cast “against” his or her election than “for” his or her election shall tender his or her resignation promptly after such election. The independent directors, other than any director receiving less than a majority of “for” votes, will then evaluate and determine, based on the relevant facts and circumstances, whether to accept or reject the resignation. The Board’s explanation of its decision will be promptly disclosed on a Form 8-K filed with the SEC.

Other Items

The affirmative vote of a majority of the votes cast at the Annual Meeting will be required for approval of the following proposals, meaning these proposals will be approved if the number of votes cast “for” the proposal exceed the number of votes cast “against” the proposal:

•	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and

•	Approval, on an advisory basis, of the 2019 compensation of our named executive officers.

Abstentions and broker non-votes are not considered votes cast and therefore have no effect on the outcome of the other above matters. For information regarding broker non-votes, see below under “What is a broker non-vote and how will it affect the voting?”

Although the advisory vote on the 2019 compensation of our named executive officers is non-binding, the Board and Compensation Committee value the opinions of shareholders and will consider the outcome of the vote on this proposal when making future decisions regarding executive compensation.

At present, the Board does not intend to present any other matters at this meeting and knows of no matters other than these to be presented for shareholder action at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment, to the extent permitted by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

What is a broker non-vote and how will it affect the voting?

Brokers are not permitted to vote the shares they hold on behalf of beneficial owners without the beneficial owner’s voting instruction for matters that are deemed to be “non-routine.” A broker non-vote occurs with respect to non-routine matters when the beneficial owner of the shares fails to furnish timely voting instructions to the broker, and the broker is not permitted to vote the shares in its discretion. The election of directors and the advisory vote on executive compensation are considered non-routine matters. If you do not instruct your broker on how to vote your shares with respect to these non-routine matters, your broker will not be able to cast a vote on these proposals. Accordingly, we urge you to provide voting instructions to your bank, broker or other holder of record so that you may vote on these important matters. Shares constituting broker non-votes, while counted towards the quorum, are not counted as votes cast “for” or “against” for the purpose of determining whether shareholders have approved a non-routine matter. As a result, broker non-votes will have no impact on the outcome of these matters.

Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm (sometimes referred to as our “independent auditors”) is a routine matter, and, therefore, brokers would have discretion to vote on this proposal without having received timely voting instructions. Accordingly, there will be no broker non-votes with respect to this proposal.

May I change my vote?

Yes. You may revoke your proxy at any time before the Annual Meeting by delivering a later dated proxy card, by a later telephone or on-line vote, by notifying the Secretary of the Company in writing that you have revoked your proxy or by attending the Annual Meeting and either giving notice of revocation or voting in person.

Who will count the vote? Is my vote confidential?

A representative of Computershare will act as Inspector of Election, supervise the voting, decide the validity of proxies and receive and tabulate proxies. As a matter of policy, we keep confidential all shareholder meeting proxies, ballots and voting tabulations that identify individual shareholders. In addition, the vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.

How are proxies solicited?

The solicitation of proxies is made by our Board and will be conducted primarily by mail. We also request brokerage firms, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and reimburse such persons for the cost of forwarding the material. We have engaged Innisfree M&A Incorporated to handle the distribution of soliciting material to, and the collection of proxies from, such entities. We will pay Innisfree M&A Incorporated a fee of $17,500, plus reimbursement of out-of-pocket expenses for this service. Proxies may also be solicited on our behalf by our directors, officers or employees by telephone, electronic or facsimile transmission or in person, without compensation. We bear the cost of preparing all proxy materials and proxy solicitation.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a full set of printed proxy materials?

Pursuant to rules adopted by the SEC, the Company has elected to provide access to its proxy materials over the Internet. Accordingly, on or about April 6, 2020, a Notice is being sent to all of the Company’s registered shareholders and beneficial owners of record as of March 25, 2020. The Notice contains instructions on how to access the proxy materials over the Internet and how to vote. It also contains instructions on how to request a paper copy of the proxy materials, including a proxy card, as well as how shareholders may request to receive proxy materials in printed form by mail, or electronically by email, on a going forward basis.

How can I electronically access the proxy materials?

You can access the proxy materials online at www.envisionreports.com/CNDT or https://investor.conduent.com. Shareholders may receive Proxy Statements, Annual Reports and other shareholder materials via electronic delivery. Registered shareholders can sign up for electronic delivery at www.computershare.com/investor. Beneficial owners can sign up for electronic delivery at http://enroll.icsdelivery.com/cndt or by checking the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service. Opting to receive future proxy materials electronically by email will provide the Company cost savings relating to printing and postage and reduce the environmental impact of delivering documents to you.

What are the deadlines and requirements for shareholder submission of proposals, director nominations and other business for the 2021 Annual Meeting?

We expect to hold our 2021 Annual Meeting of Shareholders during the second half of May 2021 and to file and make available or mail, as applicable, our Proxy Statement for that meeting during the first half of April 2021. Under SEC proxy rules, if a shareholder wants us to include a proposal in our Proxy Statement and proxy card for the 2021 Annual Meeting of Shareholders, the proposal must be received by us no later than December 7, 2020.

Any shareholder wishing to make a nomination for director or wishing to introduce any business at the 2021 Annual Meeting of Shareholders (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide the Company advance notice of such nominee or business which must be received by the Company no earlier than November 7, 2020 and no later than December 7, 2020. Any such notice must comply with requirements set forth in our by-laws. Nominations for director must be accompanied by a written consent of the nominee consenting to being named as a nominee and serving as a director if elected. Proposals and other items of business should be directed to Conduent Incorporated, 100 Campus Drive, Suite 200, Florham Park, NJ 07932, Attention: Corporate Secretary.

How can I contact the Board?

Under our Corporate Governance Guidelines, shareholders and other interested parties may contact the non-management members of the Board by contacting the Chairman of the Board, c/o Conduent Incorporated Corporate Secretary, 100 Campus Drive, Suite 200, Florham Park, NJ 07932.

What if multiple shareholders have the same address?

To reduce the expenses of delivering duplicate proxy materials, where multiple shareholders reside in the same household, we will deliver a single Notice, or for shareholders who receive paper copies of our proxy materials, a single Proxy Statement and Annual Report along with separate proxy cards, unless we have received instructions otherwise. If you share a household with one or more other shareholders and (i) would like to receive separate copies of the Notice or printed proxy materials, or (ii) you are receiving multiple copies of the Notice or printed proxy materials and, as a household, wish to receive only one Notice or one set of printed proxy materials, then you may request a change in delivery preferences. We will deliver promptly, upon written or oral request, a separate copy of the Notice or printed proxy materials, as applicable, to a shareholder at a shared address to which a single copy was delivered. For registered shareholders, you may contact our transfer agent at 866-574-5496 or write them at Computershare, P.O. Box 505000, Louisville, KY 40233. For beneficial owners, you may call the bank, broker or other nominee where your shares are held in street name or call 800-542-1061.

How may I get additional copies of the Annual Report and Proxy Statement?

Copies of the 2019 Annual Report and 2020 Proxy Statement have been distributed to shareholders (unless you have received a copy of the Notice or have consented to electronic delivery). Additional paper copies of these documents are available at no cost upon request made to Conduent Incorporated, 100 Campus Drive, Suite 200, Florham Park, NJ 07932, Attention: Corporate Secretary. The 2019 Annual Report and 2020 Proxy Statement are also available on the Company’s website at https://investor.conduent.com or www.envisionreports.com/CNDT. The Notice also provides you with instructions on how to request paper copies of the proxy materials. There is no charge to receive any such materials by mail. You may request paper copies of the materials until one year after the date of the Annual Meeting.

Is there a list of shareholders entitled to vote at the Annual Meeting?

A list of registered shareholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting upon written request made by a shareholder to: Conduent Incorporated, 100 Campus Drive, Suite 200, Florham Park, NJ 07932, Attention: Corporate Secretary.

PROPOSAL 1 — ELECTION OF DIRECTORS

Shareholders annually elect directors to serve for one year and until their successors have been duly elected and qualified. Based on the director nomination process described below, the seven persons whose biographies appear below have been nominated by the Board to serve as directors based on the recommendation of the Corporate Governance Committee. Each nominee brings to us valuable experience from a variety of fields. The biographical information presents each nominee’s specific experience, qualifications, attributes and skills that led our Board to conclude that he or she should serve as a director. All of our incumbent director nominees have demonstrated business acumen and an ability to exercise independent and sound judgment, as well as an understanding of the Company’s business environment and a commitment to serve the Company and our Board. We also value the significant experience of each of our nominees on other public company boards of directors and board committees.

Scott Letier, Jesse A. Lynn and Courtney Mather are currently directors of the Company and were elected by our shareholders at the 2019 Annual Meeting of Shareholders. Clifford Skelton, our CEO, was elected to the Board effective August 6, 2019 to replace Ashok Vemuri, our former CEO, who resigned effective August 6, 2019. Kathy Higgins Victor and Margarita Paláu-Hernández were elected to the Board effective August 26, 2019 to replace William G. Parrett and Joie Gregor who both resigned effective August 26, 2019. Ms. Higgins Victor and Ms. Paláu-Hernández were recommended as directors by a non-management director. Two current directors, Michael A. Nutter and Virginia M. Wilson, have decided not to seek re-election to the Board at the Annual Meeting. At its February 25, 2020 meeting, the Board reduced the size of the board to eight members, effective May 19, 2020, and, acting on the recommendation of the Corporate Governance Committee, nominated Michael Montelongo to stand for election at the Annual Meeting. Mr. Montelongo was recommended as a nominee by a non-management director. On March 30, 2020, Nicholas Graziano tendered his resignation and on March 31, 2020, the Board further reduced the size of the board to seven members, effective May 19, 2020.

On December 31, 2016, the Company entered into a Joinder Agreement to a letter agreement, dated as of January 28, 2016, entered into by Xerox Corporation, our former parent company, with Icahn Partners Master Fund LP, Icahn Partners LP, Icahn Onshore LP, Icahn Offshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings LP, Icahn Enterprises G.P. Inc., Beckton Corp., High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Jonathan Christodoro and Carl C. Icahn (collectively, the “Icahn Group”), pursuant to which, among other things, the Icahn Group has the right to appoint three designees to the Board (the “Icahn Agreement”). The Icahn Group currently has two designees, Jesse A. Lynn and Courtney Mather, appointed to the Board and has the right pursuant to the Icahn Agreement to appoint a third designee to the Board if it chooses to do so. The Icahn Group is required pursuant to the Icahn Agreement to vote in favor of the directors nominated by the Board at the Annual Meeting.

On December 18, 2018, the Company entered into a Shareholder Agreement with Darwin Deason (“Deason Agreement”) pursuant to which, among other things, Scott Letier was appointed to the Board and Darwin Deason is required to vote in favor of the directors nominated by the Board at the Annual Meeting.

The Board has determined that each of the nominees (other than Clifford Skelton, CEO of the Company) is independent under Nasdaq rules and the Company’s independence standards. Although not anticipated, if for any reason, a nominee is unable to serve, the individuals named as proxies may use their discretion to vote for a substitute nominated by the Board.

Biographies

The table below summarizes key qualifications, skills and attributes that each of our director nominees possesses which were most relevant to the decision to nominate him or her to serve on the Board. The lack of a mark does not mean the director nominee does not possess that qualification or skill or that other qualities were not also considered; rather, a mark indicates a specific area of focus or expertise on which the Board relies most heavily. Each director nominee’s biography below describes his or her qualifications and relevant experience in more detail.

Skills and Qualifications of our Board of Director Nominees

Experience, expertise or attribute	Skelton	Higgins Victor	Letier	Lynn	Mather	Montelongo	Paláu- Hernández
Services	X		X			X	X
Leadership	X	X	X			X	X
Global Business	X	X					X
Financial	X	X	X	X	X
Public Company		X		X	X	X
Boards & Corporate Governance		X	X	X	X	X	X
Business Operations	X						X
Diversity		X				X	X

In addition to the qualifications and skills referenced above, we have provided below the principal occupation and other information about the relevant experience, qualifications, attributes or skills that the Board has concluded qualify each of the nominees to serve as a director of the Company.

For purposes of the below biographies, Conduent securities owned means the Company’s Common Stock, including Deferred Stock Units (“DSUs”) issued under the Conduent Incorporated Equity Compensation Plan for Non-Employee Directors, as amended (the “Director Equity Plan”). For Mr. Skelton, Rights refers to his outstanding restricted shares, restricted stock units and performance shares at target.

Unless otherwise noted, all Conduent securities owned are beneficially owned by the nominee. Beneficial ownership means he or she has or shares voting power and/or investment power with respect to the securities, even though another name (that of a broker, for example) may appear in the Company’s records. All ownership figures are as of February 29, 2020.

Clifford Skelton

Age: 64        Director since: 2019

Conduent securities owned: 0 Common Stock; Rights: 417,100 Common Stock

Occupation: Chief Executive Officer, Conduent Incorporated

Other Directorships: None

Other Background: On February 25, 2020, the Board appointed Mr. Skelton to serve as our Chief Executive Officer. Mr. Skelton had served in this role on an interim basis since August 2019. He previously served as our Chief Operating Officer from June 2019 to August 2019. Prior to joining Conduent, Mr. Skelton served as President of Fiserv Output Solutions from March 2017 to June 2019 and as the Group President and Chief Information Officer at Fiserv from April 2012 until March 2017. Mr. Skelton also held a variety of leadership roles at companies such as Ally Financial (formerly General Motors Acceptance Corporation) and Bank of America. Mr. Skelton is a former Navy fighter pilot and served in the Navy for over 20 years.

Mr. Skelton brings to the Board unique client services, financial and operational experience and a proven track record of leading growth and corporate transformations through his leadership positions with Fiserv, Ally Financial and Bank of America.

Kathy Higgins Victor Age: 63 Director since: 2019 Conduent securities owned: 45,524 DSUs Occupation: Founder, President and CEO Centera Corporation Other Directorships: Best Buy (since 1999)

Other Background: Ms. Victor has served as the President, CEO and Founder of Centera Corporation, an executive development and leadership coaching firm since 1995, where she advises CEOs and C-suites on leadership effectiveness, executive and CEO succession and corporate governance. Prior to founding Centera, Ms. Victor served as Chief Human Resources Officer at Northwest Airlines, Inc., where she was responsible for executive compensation, employee benefits and labor relations. She also held Human Resource-related leadership roles at The Pillsbury Co., Grand Metropolitan PLC and Burger King Corp. earlier in her career.

Ms. Higgins Victor brings to the Board significant experience in human resources, talent management, organizational culture and succession planning from her roles at Centera, Northwest Airlines Inc., The Pillsbury Co., Grand Metropolitan PLC and Burger King Corp. She also brings corporate governance expertise from her decades of experience at Centera and public company board experience.

Scott Letier

Age: 59        Director since: 2018

Conduent securities owned: 5,817 Common Stock; 59,421 DSUs

Occupation: Managing Director of Deason Capital Services, LLC, the family office for

Darwin Deason

Other Directorships: Xerox Holding Corporation (since 2018). Darwin Deason has a non-controlling interest in Xerox Holding Corporation through the ownership of securities.

Other Background: Scott Letier has been Managing Director of Deason Capital Services, LLC (“DCS”) since July 2014. Prior to joining DCS, Mr. Letier was the Managing Director of JFO Group, LLC, the family office for the Jensen family from September 2006 to July 2014. Mr. Letier has over 20 years of prior leadership roles serving as a private equity investment professional and chief financial officer, and began his career in the audit group at Ernst & Whinney (now Ernst & Young). Mr. Letier has served on numerous boards in the past, and in addition to Xerox Holding Corporation, he currently serves on the Board of Directors for a number of private companies including: MV Transportation, Inc, the leading provider of paratransit services and the largest privately-owned passenger transportation contracting firm in the United States, Stellar Global, LLC, an Australian and U.S. based BPO/CRM Call Center Company, Colvin Resources Group, a Dallas based search and staffing firm, Grow 52, LLC (dba, Gardenuity), a tech enabled retailer, and serves on the fund advisory board of Griffis Residential, a Denver based multi-family real estate management and investment firm. Mr. Letier also serves as Treasurer, board member, executive committee member, and is Chairman of the audit and finance committees of the Dallas County Community College District Foundation. Mr. Letier is a Certified Public Accountant and has a BBA with a concentration in accounting from the Southern Methodist University – Cox School of Business.

Mr. Letier is a director selected by Darwin Deason pursuant to the Deason Agreement. With his over 20 years of prior leadership roles and service on other company boards and committees, Mr. Letier brings to the Board expertise relevant to Conduent, including his significant audit experience and his investment and financial expertise gained from serving as a private equity and investment professional and chief financial officer.

Jesse A. Lynn

Age: 49        Director since: 2019

Conduent securities owned: 43,967 DSUs

Occupation: General Counsel, Icahn Enterprises L.P.

Other Directorships: Cloudera, Inc. (since 2019); Herbalife Nutrition LTD. (since 2014); and The Manitowoc Company, Inc. (2015-2018). Carl C. Icahn has a non-controlling interest in Cloudera, Inc. and Herbalife Nutrition LTD through the ownership of securities.

Other Background: Mr. Lynn has been General Counsel of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, food packaging, metals, mining, real estate and home fashion, since 2014. From 2004 to 2014, Mr. Lynn was Assistant General Counsel of Icahn Enterprises. Prior to joining Icahn Enterprises, Mr. Lynn worked as an associate in the New York office of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. in its business and finance department from 2000 until 2004. From 1996 until 2000, Mr. Lynn was an associate in the corporate group at Gordon Altman Butowsky Weitzen Shalov & Wein. Mr. Lynn has been a director of Herbalife Ltd., a nutrition company, since 2014 and a director of Cloudera, Inc. since 2019. Mr. Lynn was previously a director of The Manitowoc Company, Inc., a capital goods manufacturer, from 2015 to 2018. Mr. Lynn has been a Board Observer at each of Xerox Holdings Corporation since May 2018 and SandRidge Energy, Inc., an oil and natural gas company with a principal focus on exploration and production activities in the U.S. Mid-Continent and North Park Basin of Colorado, since June 2018. Mr. Lynn received a B.A. from the University of Michigan and a J.D. from the Boston University School of Law.

Mr. Lynn is a director selected by the Icahn Group pursuant to the Icahn Agreement. He brings to the Board legal and finance expertise gained both in private practice as well as his positions with Icahn Enterprises and his experience as a director of other public companies.

Courtney Mather

Age: 43        Director since: 2017

Conduent securities owned: 88,824 DSUs

Occupation: Former Portfolio Manager, Icahn Capital LP

Other Directorships: Caesars Entertainment (since 2019); Cheniere Energy Inc. (since 2018); Newell Brands Inc. (since 2018); TER Holdings I, Inc. (since 2016); Herc Holdings Inc. (2016-2019); Ferrous Resources Limited (2015-2019); Freeport-McMoRan Inc. (2015-2019); Federal-Mogul Holdings Corporation (2015-2017); Viskase Companies Inc. (2015-2016); American Railcar Industries, Inc. (2014-2016); CVR Refining, LP (2014-2016); and CVR Energy, Inc. (2014-2016). TER Holdings I, Inc. is indirectly controlled by Carl C. Icahn. Mr. Icahn also has a non-controlling interest in each of Caesars Entertainment, Cheniere Energy Inc., HERC Holdings Inc., Freeport-McMoRan Inc. and Newell Brands Inc. through the ownership of securities.

Other Background: Mr. Mather served as Portfolio Manager of Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds, from December 2016 to March 2019, and was previously Managing Director from 2014 to 2016. Prior to joining Icahn Capital, Mr. Mather was at Goldman Sachs & Co from 1998 to 2012, most recently as Managing Director responsible for Private Distressed Trading and Investing, where he focused on identifying and analyzing investment opportunities for both Goldman Sachs and clients. Mr. Mather received a B.A. from Rutgers College and attended the United States Naval Academy. Mr. Mather holds the Chartered Alternative Investment Analyst (CAIA), Chartered Financial Analyst (CFA) and Certified Financial Risk Manager (FRM) professional designations.

Mr. Mather is a director selected by the Icahn Group pursuant to the Icahn Agreement. He brings to the Board significant experience in finance and experience providing strategic advice and guidance to companies through his service as a director on various public company boards.

Michael Montelongo Age: 64 Conduent securities owned: 0 Occupation: President and Chief Executive Officer of GRC Advisory Services, LLC Other Directorships: Herbalife Nutrition LTD (since 2015).

Other Background: Mr. Montelongo served as President and Chief Executive Officer of GRC Advisory Services, LLC, a board governance firm, since July 2016, and was previously Chief Administrative Officer and Senior Vice President, Public Policy and Corporate Affairs for Sodexo, Inc., a quality of life services enterprise, from January 2008 to July 2016. He is a former George W. Bush White House appointee serving as the 19th Assistant Secretary for Financial Management and Chief Financial Officer of the U.S. Air Force from August 2001 to March 2005 and concluded his tenure at the Pentagon as acting Secretary of the Air Force. Mr. Montelongo is a lifetime member of the Council on Foreign Relations and was an executive with a global management consulting firm and a regional telecommunications company. He completed a career in the U.S. Army that included line and staff assignments, a Congressional Fellowship in the U.S. Senate and service as an assistant professor teaching economics and political science at West Point. Mr. Montelongo is also a senior advisor at leadershipForward, Inc., a premier leadership performance firm, and serves on the Herbalife Nutrition LTD board as well as private company boards, including the Larry H. Miller Management Corporation and Exostar LLC. Mr. Montelongo earned his B.S. from West Point and an M.B.A. from Harvard Business School.

Mr. Montelongo is a director nominee who will bring to the Board significant experience and a cross-industry background in board governance, strategy, financial and risk management, policymaking and operational excellence from his roles as a business services executive and corporate governance leader at GRC Advisory Services, LLC, Sodexo, Inc. and the Pentagon. He also brings to the Board financial and audit committee experience from serving as a director on other company boards.

Margarita Paláu-Hernández

Age: 63        Director since: 2019

Conduent securities owned: 45,524 DSUs

Occupation: Founder and Chief Executive Officer of Hernández Ventures

Other Directorships: Occidental Petroleum Corporation (since 2020); Herbalife Nutrition LTD (since 2018); and ALJ Regional Holdings, Inc. (2015-2019)

Other Background: Ms. Paláu-Hernández is the founder and Chief Executive Officer of Hernández Ventures, a private firm engaged in the acquisition and management of a variety of business interests in the United States and Mexico, a position she has held since November 1988. Prior to founding Hernández Ventures, Ms. Paláu-Hernández was an attorney with the law firm of McCutcheon, Black, Verleger & Shea, where she focused on domestic and international business and real estate transactions from September 1985 until August 1988. In September 2018, Ms. Paláu-Hernández was nominated by President Donald Trump to serve as United States Representative to the Seventy-Third Session of the General Assembly of the United Nations. Ms. Paláu-Hernández serves as an independent Board member of the Herbalife Nutrition LTD Board and the Occidental Petroleum Corporation Board (Carl C. lcahn has a non-controlling interest in each of Herbalife Nutrition LTD and Occidental Petroleum Corporation), and was previously a member of the ALJ Regional Holdings, Inc. Board from 2015 to 2019. Ms. Paláu-Hernández earned a Bachelor of Arts degree from the University of San Diego and a J.D. from the UCLA School of Law.

Ms. Paláu-Hernández brings to the Board significant knowledge and experience regarding international business and legal matters from her roles at Hernández Ventures and McCutcheon, Black, Verleger & Shea. She also brings to the Board experience from other public company boards.

The Board recommends a vote

FOR

the election of the seven (7) Directors nominated by the Board

CORPORATE GOVERNANCE

The Company is committed to the highest standards of business integrity and corporate governance. All of our directors, executives and employees must act ethically. In addition, our directors must act in accordance with our Code of Business Conduct and Ethics for Members of the Board of Directors; our principal executive officer, principal financial officer and principal accounting officer, among others, must act in accordance with our Finance Code of Conduct; and all of our executives and employees must act in accordance with our Code of Business Conduct. Each of these codes of conduct, as well as our Corporate Governance Guidelines and the charters of our Audit, Compensation, Corporate Governance and Finance Committees can be accessed through our website at www.conduent.com/corporate-governance. They are also available to any shareholder who requests them in writing addressed to Conduent Incorporated, 100 Campus Drive, Suite 200, Florham Park, NJ 07932, Attention: Corporate Secretary. We will disclose any future amendments to, or waivers from, provisions of our Code of Business Conduct and Ethics for members of the Board and our Code of Business Conduct and our Finance Code of Conduct for our officers on our website as promptly as practicable, and consistent with the requirements of applicable SEC and Nasdaq rules. The Corporate Governance Committee of the Board periodically reviews and reassesses the adequacy of our overall corporate governance and Corporate Governance Guidelines.

Director Nomination Process

The Corporate Governance Committee considers candidates for Board membership recommended by Board members, management and shareholders (see below). The Corporate Governance Guidelines require that a substantial majority of the Board consist of independent directors and that management representation on the Board should be limited to senior Company management. There are no specific minimum qualifications that the Corporate Governance Committee believes must be met by prospective candidates; however, the Corporate Governance Committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria include, among other things, the candidate’s broad perspective, integrity, independence of judgment, experience, expertise, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time and effort to Board responsibilities. The Corporate Governance Committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

Our Corporate Governance Guidelines dictate that diversity should be considered by the Corporate Governance Committee in the director identification and nomination process. This means that the Corporate Governance Committee seeks nominees who bring a variety of business backgrounds, experiences and perspectives to the Board. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a broad diversity of experience, professions, skills, geographic representations, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Shareholders who wish to recommend individuals for consideration by the Corporate Governance Committee as director nominees may do so by submitting a written recommendation to the Secretary of the Company at Conduent Incorporated, 100 Campus Drive, Suite 200, Florham Park, NJ 07932. Submissions must include sufficient biographical information concerning the recommended individual, including age, employment and current board memberships (if any), for the Corporate Governance Committee to consider. The submission must be accompanied by the written consent of the nominee to stand for election if nominated by the Board and to serve if elected by the shareholders. All submissions are reviewed by the Corporate Governance Committee. Recommendations received no earlier than November 7, 2020 and no later than December 7, 2020 will be considered for nomination at the Company’s 2021 Annual Meeting of Shareholders.

Board Leadership Structure

We believe that the most effective board structure is one that emphasizes Board independence and ensures that the Board’s deliberations are not dominated by management while also ensuring that the Board and senior management act with a common purpose and in the best interest of the Company. At this time, we believe this balance is achieved through the appointment of an independent Chairman of the Board. Accordingly, Courtney Mather, an independent director, serves as Chairman of the Board. Under our Corporate Governance Guidelines, each regularly scheduled Board meeting must include an executive session of all directors and the CEO and a separate executive session attended only by the independent directors. As of the date of this Proxy Statement, all of our current directors and director nominees qualify as independent directors, except for Mr. Skelton, and each of our standing Board committees is comprised solely of independent directors, including our Corporate Governance Committee, which establishes our corporate governance policy and monitors the effectiveness of this policy at the Board level. You can find more information on our Board leadership structure in the Corporate Governance Guidelines posted on the Company’s website at www.conduent.com/corporate-governance.

Risk Oversight

Our Board has ultimate oversight responsibility for our Enterprise Risk Management (“ERM”) program. The Board oversees our ERM program primarily through the Audit Committee of the Board, which previews the ERM program, assessments and remediation plans for subsequent review by the Board. Our ERM program is designed to strengthen our risk-management capability by developing and implementing a governance structure, policy and standards necessary to identify, assess, monitor and manage all categories of business risk, including strategic, operational, compliance and financial reporting. The ERM program is also designed to preserve and create organizational value through effective control management and integration of risk practices into strategic planning and day to day decision making. Enterprise Risk Management operates within our Legal & Compliance department and is headed by our Global Head of ERM who chairs the Enterprise Risk Management Committee (“ERMC”). The ERMC is comprised of the Chief Financial Officer; General Counsel; Enterprise PMO Executive; Business Operations Executive; Chief Accounting Officer; Associate General Counsel, Corporate Governance & SEC; Associate General Counsel, Labor, Employment & Ethics; Corporate Auditor; and the Global Heads of each of the following departments and operating businesses: Human Resources, Corporate Strategy & Development, Risk Compliance & Privacy, Marketing, Sales, HR Services, Healthcare, Transportation and Government Sector Solutions, Transaction Processing, End User Experience, Technology & Operations and Information Security. The ERMC reviews and establishes risk tolerances, prioritizes the remediation of risks, inspects risk mitigation plans and progress, identifies and addresses emerging risks, shares mitigation best practices across the Company and promotes risk mitigation practices within their lines of business.

Director Independence

A director is not considered independent unless the Board determines that he or she has no material relationship with the Company. The Board has adopted categorical standards to assist in both its determination and the Corporate Governance Committee’s recommendation as to each director’s independence. Under these categorical standards, a director will be presumed not to have a material relationship with the Company if:

1)

he or she satisfies the bright-line independence and other applicable requirements under the listing standards of Nasdaq and all other applicable laws, rules and regulations regarding director independence, in each case from time to time in effect;

2)

he or she is not a current employee (and none of his or her “immediate family members” is employed as an “executive officer,” each as defined by the Nasdaq rules) of a company that has made payments to, or received payments from, the Company or any of its consolidated subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or one percent of such other company’s consolidated gross revenues; and

3)

in the event that he or she serves as an executive officer or director of a charitable organization, the Company and its consolidated subsidiaries donated less than five percent of that organization’s charitable receipts (provided that if within the preceding three years the Company and its consolidated subsidiaries donated annual aggregate contributions in excess of $1 million or two percent of the annual consolidated gross revenue of the charitable organization, such contributions must be disclosed in the Company’s Proxy Statement).

In addition, the Corporate Governance Committee reviews relationships involving members of the Board, their immediate family members and affiliates, and transactions in which members of the Board, their immediate family members and their affiliates have a direct or indirect interest in which the Company is a participant to determine whether such relationship or transaction is material and could impair a director’s independence. In making independence determinations, the Board considers all relevant facts and circumstances from the point of view of both the director and the persons or organizations with which the director has relationships. See “Certain Relationships and Related Person Transactions”.

As a result of the this review, our Board has determined that all of the nominees for election as directors at the Annual Meeting, as well as all directors who previously served on our Board during 2019, are independent under the Nasdaq Corporate Governance Rules and our Corporate Governance Guidelines, with the exception of Clifford Skelton, our CEO.

Certain Relationships and Related Person Transactions

Related Person Transactions Policy

The Board has adopted a policy addressing the Company’s procedures with respect to the review, approval and ratification of “related person transactions” that are required to be disclosed pursuant to Item 404(a) of Regulation S-K. The policy, which is administered by the Corporate Governance Committee, provides that any transaction, arrangement or relationship, or series of similar transactions, in which the Company will participate or has participated and a “related person” (as defined in Item 404(a) of Regulation S-K) has or will have a direct or indirect material interest, and where the amount involved exceeds $120,000 in the aggregate, is subject to review (each such transaction, a “Related Person Transaction”). In its review of Related Person Transactions, the Corporate Governance Committee reviews the material facts and circumstances of the transaction and takes into account certain factors, where appropriate, based on the particular facts and circumstances, including: (i) the nature of the “related person’s” interest in the transaction; (ii) the significance of the transaction to the Company and to the “related person”; and (iii) whether the transaction is likely to impair the judgment of the “related person” to act in the best interest of the Company. No member of the Corporate Governance Committee may participate in the review, approval or ratification of a transaction with respect to which he or she is a “related person.”

During the third quarter of 2019, Carl C. Icahn and his affiliates (collectively, the “Icahn shareholders”) increased their ownership interest in the Company. In the normal course of business, the Company provides services to (human resources, end-user support and other services and solutions), and purchases from (office equipment and related services and supplies), certain parties in which the Icahn shareholders have an ownership interest. Total transactions with these parties in 2019 were as follows: revenue from these parties was approximately $33 million; purchases from these parties was approximately $46 million.

Icahn Agreements and Deason Agreement

See above under “Proposal 1 – Election of Directors” for information regarding our interest in (1) agreements between Xerox and the Icahn Group and (2) the agreement with Darwin Deason.

Certain Employment Arrangements

We actively recruit qualified candidates for our employment needs. Relatives of our executive officers and other employees are eligible for hire. In 2019, no immediate family member of our executive officers or directors was employed by the Company or one of its subsidiaries and received more than $120,000 in annual compensation (salary, incentive cash awards, equity awards and commissions).

BOARD OF DIRECTORS AND BOARD COMMITTEES

Committee Functions, Membership and Meetings

Our Board has four standing committees: Audit, Compensation, Corporate Governance and Finance. Set forth below is a summary of the responsibilities of each committee, the number of committee meetings held during 2019 for each committee and a list of the members of each committee.

Audit Committee (9 meetings)

A copy of the charter of the Audit Committee is posted on the Company’s website at www.conduent.com/corporate-governance.

The responsibilities of the Audit Committee include:

•	directly appoint, compensate, retain and oversee the work of our independent auditor;

•	oversee the integrity of the Company’s financial statements;

•	oversee the Company’s compliance with legal and regulatory requirements;

•	oversee the Company’s risk assessment policies and practices, including the ERM process, and preview the ERM assessment and process for subsequent review by the Board;

•	assess independent auditor’s qualifications and independence;

•	assess performance of the Company’s independent auditors and the internal audit function;

•

review the Company’s audited financial statements, including the Company’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board their inclusion in the Company’s Annual Report on Form 10-K; and

•	review and approve the Company’s Code of Business Conduct and Ethics.

The Audit Committee is also responsible for the preparation of the Audit Committee Report that is included in this Proxy Statement beginning on page 56.

Members: Scott Letier, Michael A. Nutter and Virginia M. Wilson

Chair: Ms. Wilson

The Board has determined that: (1) all of the members of the Audit Committee are independent under the Company’s Corporate Governance Guidelines and under the applicable SEC and Nasdaq rules and are able to read and understand financial statements; and (2) Ms. Wilson and Mr. Letier are “audit committee financial experts,” as defined in the applicable SEC rules. Designation or identification of a person as an audit committee financial expert does not impose any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and the Board in the absence of such designation or identification.

Compensation Committee (8 meetings)

A copy of the charter of the Compensation Committee is posted on the Company’s website at www.conduent.com/corporate-governance.

The responsibilities of the Compensation Committee include:

•	oversee development and administration of the Company’s executive compensation plans;

•	set the compensation of the CEO and other executive officers;

•	review and approve the performance goals and objectives with respect to the compensation of the CEO and other executive officers;

•	oversee the evaluation of the CEO and other executive officers;

•	have sole authority to retain and terminate the consulting firms engaged to assist the Compensation Committee in the evaluation of the compensation of the CEO and other executive officers;

•	oversee the work of the compensation consultants, including determination of compensation to be paid to any such consultant by the Company;

•	conduct an independence assessment of any compensation consultants, including consideration of the six independence factors required under SEC rules and Nasdaq listing standards; and

•	review and approve employment, severance, change-in-control, termination and retirement arrangements for executive officers.

The Compensation Committee is also responsible for reviewing and discussing the Compensation Discussion and Analysis (“CD&A”) with management, and has recommended to the Board that the CD&A be included in this Proxy Statement (beginning on page 21) and incorporated by reference into the Company’s 2019 Annual Report on Form 10-K. The CD&A discusses the material aspects of the Company’s compensation objectives, policies and practices. The Compensation Committee’s report appears on page 39 of this Proxy Statement.

The Compensation Committee has not delegated its authority with respect to executive compensation decisions. The Compensation Committee has, however, delegated authority under the Company’s equity plan to the CEO to grant equity awards to employees who are not executive officers. The CEO is also responsible for setting the compensation of, reviewing performance goals and objectives for, and evaluating officers who are not executive officers.

Executive officer compensation decisions are made by the Compensation Committee after discussing recommendations with the CEO and the Global Head of Human Resources. The Chief Financial Officer confirms the Company’s financial results used by the Compensation Committee to make compensation decisions. The Chief Financial Officer attends Compensation Committee meetings to discuss financial targets and results for the Annual Performance Incentive Plan and the Executive Long-Term Incentive Program as described in the CD&A. The Compensation Committee meets in executive session to review and approve compensation actions for the CEO.

The Compensation Committee has retained Frederic W. Cook & Co. (“F.W. Cook”) as an independent consultant to the Compensation Committee. F.W. Cook provides no services to management and provides an annual letter to the Compensation Committee regarding its independence, which the Compensation Committee reviews and determines whether there is any conflict of interest. Based on its review for 2019, the Compensation Committee determined that F.W. Cook’s work has not raised any conflict of interest and that such firm is independent. The consultant’s responsibilities are discussed on page 27 of this Proxy Statement.

Members: Kathy Higgins Victor, Michael A. Nutter and Margarita Paláu-Hernández

Chair: Ms. Higgins Victor

The Board has determined that all of the members of the Compensation Committee are independent under the Company’s Corporate Governance Guidelines and the applicable Nasdaq rules and that each Committee member is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act.

Compensation Committee Interlocks and Insider Participation

During 2019, Mr. Graziano, Ms. Gregor, Ms. Higgins Victor, Mr. Nevin, Mr. Nutter, Ms. Paláu-Hernández and Mr. Parrett served on our Compensation Committee. No member of the Compensation Committee was or is an officer or employee of the Company or any of its subsidiaries. In addition, during the last fiscal year, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Board or Compensation Committee.

Corporate Governance Committee (7 meetings)

A copy of the charter of the Corporate Governance Committee is posted on the Company’s website at www.conduent.com/corporate-governance.

The responsibilities of the Corporate Governance Committee include:

•	identify and recommend to the Board individuals to serve as directors of the Company and on Board committees;

•	develop and recommend to the Board director qualification criteria and establish procedures for evaluating the suitability of director nominees;

•	advise the Board regarding Board composition, procedures and committees;

•	develop, recommend to the Board and annually review the corporate governance principles applicable to the Company;

•	review significant environmental and corporate social responsibility matters;

•	administer the Company’s Related Person Transactions Policy;

•	evaluate and recommend director compensation to the Board; and

•	oversee the annual Board and committee evaluation processes.

The Corporate Governance Committee recommends to the Board nominees for election as directors of the Company and considers the performance of incumbent directors in determining whether to recommend their nomination.

Members: Jesse Lynn, Courtney Mather and Margarita Paláu-Hernández

Chair: Ms. Paláu-Hernández

The Board has determined that all of the members of the Corporate Governance Committee are independent under the Company’s Corporate Governance Guidelines and the applicable Nasdaq rules.

Finance Committee (5 meetings)

A copy of the charter of the Finance Committee is posted on the Company’s website at www.conduent.com/corporate-governance.

The responsibilities of the Finance Committee include:

•

review the Company’s cash position, capital structure, status of credit ratings and strategies, financing strategies and insurance coverage and report to the full Board with respect thereto as appropriate;

•	review and make recommendations to the management and the full Board as appropriate with respect to the Company’s dividend policy and capital allocation policy;

•

review the adequacy of the funding of the Company’s funded retirement plans and welfare benefits plans (other than those plans maintained pursuant to a collective agreement that names the Joint Administrative Board as the governing plan fiduciary) in terms of the Company’s corporate purposes;

•	review the Company’s policy on derivatives;

•

approve, at least annually, whether the Company and its subsidiaries shall enter into swap and security-based swap transactions that are not cleared with a Commodity Exchange Act registered clearing organization in reliance on the exemptions provided under the Dodd-Frank Wall Street Reform and Consumer Protection Act and rules and regulations thereunder (the “Dodd-Frank Act”);

•	Review and approve the three-year strategic plan and the annual capital budget; and

•	Review and approve (1) acquisitions in excess of $75M or involving the issuance of Company stock and (2) dispositions of assets or stock of a subsidiary in excess of $50M.

Members: Scott Letier, Courtney Mather and Virginia M. Wilson

Chair: Mr. Letier

The Board has determined that all of the members of the Finance Committee are independent under the Company’s Corporate Governance Guidelines and the applicable Nasdaq rules.

Board and Committee Meetings; Annual Meeting Attendance

Board and Committee Meeting Attendance: 12 meetings of the Board of Directors were held in 2019. The number of meetings held by each of our Board committees is noted above under “Committee Functions, Membership and Meetings.” All incumbent directors attended at least 99% of the total number of meetings of the Board and Board committees on which they served. We believe that attendance at meetings is only one means by which directors may contribute to the effective management of the Company and that the contributions of all directors have been substantial and are highly valued.

Annual Meeting Attendance Policy: The Company’s policy generally is for all members of the Board to attend the Annual Meeting of Shareholders. All nominees who were serving as directors at the time attended the 2019 Annual Meeting of Shareholders.

Annual Director Compensation

Our Board, upon the review and recommendation of our Corporate Governance Committee, adopted a compensation program for our non-employee directors effective January 1, 2018. The following is a brief summary of the material elements of the program.

Cash Compensation

Under the program, non-employee directors receive $80,000 per year as an annual cash retainer for their service on the Board. In addition, non-employee directors receive additional cash retainers for the following roles:

•	The Non-Executive Chairman receives $125,000 per year;

•	The Chair of the Audit Committee receives $25,000 per year and each other member of the Audit Committee receives $15,000 per year;

•	The Chair of the Compensation Committee receives $20,000 per year and each other member of the Compensation Committee receives $12,000 per year;

•	The Chair of the Corporate Governance Committee receives $15,000 per year and each other member of the Corporate Governance Committee receives $10,000 per year; and

•	The Chair of the Finance Committee receives $15,000 per year and each other member of the Finance Committee receives $10,000 per year.

All directors are also reimbursed for reasonable expenses incurred in connection with service on the Board or any of its Committees.

Equity Compensation

Under the program, each non-employee director is automatically eligible for an annual equity award granted in the form of DSUs under the Director Equity Plan. A DSU is a bookkeeping entry that represents the right to receive one share of our Common Stock at a future date. DSUs are vested on the date of grant and include the right to receive dividend equivalents, which are credited in the form of additional DSUs, at the same time and in approximately the same amounts that the holder of an equivalent number of shares of our Common Stock would be entitled to receive in dividends. For 2019, our non-employee directors were entitled to an annual grant of DSUs with a grant date fair value of $190,000. Each of Ms. Higgins, Ms. Paláu-Hernández and Mr. Lynn received a prorated grant of DSUs in connection with their appointment to the Board. If a director separates from service prior to year-end, DSU grants include a clawback provision allowing for recovery of DSUs granted during the year of separation from service on a pro rata basis.

Deferral of Retainer Fees

Board members can elect to receive up to 100% of their $80,000 annual cash retainer in the form of DSUs, the payout of which are deferred for a specified number of years following grant, as determined by the director, or until any earlier separation from service.

Director Stock Ownership Guidelines

The program includes stock ownership guidelines that require directors to own Common Stock in a minimum amount equal to 6 times the annual cash retainer ($80,000 x 6 = $480,000) within 5 years of appointment to the Board. In August 2019, this requirement was changed by the Board from 3 to 5 years. Directors are required to hold all shares of Common Stock granted to the director until compliance with the guidelines are met.

2019 Director Compensation Table

The following table shows the compensation paid by Conduent to its non-employee directors for the fiscal year ended December 31, 2019. Clifford Skelton, Chief Executive Officer, and Ashok Vemuri, former Chief Executive Officer, are not included in this table because they were employees of the Company during 2019 and received no additional compensation for their service as a director. The compensation received by Messrs. Skelton and Vemuri as employees is shown in the 2019 Summary Compensation Table.

Name (1)	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Nicholas Graziano	101,000		190,000	—	291,000
Joie Gregor	115,000		190,000	—	305,000
Kathy Higgins Victor	36,666		79,167	—	115,833
Scott Letier	102,500	(3)	190,000	—	292,500
Jesse Lynn	76,500		142,500	—	219,000
Courtney Mather	156,667	(3)	190,000	—	346,667
Michael Nevin	51,000		190,000	—	241,000
Michael A. Nutter	106,000		190,000	—	296,000
William G. Parrett	147,000	(3)	190,000	—	337,000
Margarita Paláu-Hernández	37,833		79,167	—	117,000
Virginia M. Wilson	115,000		190,000	—	305,000

(1)

Ms. Gregor, Ms. Higgins Victor, Mr. Lynn, Mr. Nevin, Mr. Parrett and Ms. Paláu-Hernández did not serve on the Board for the full year. Ms. Higgins Victor and Ms. Paláu-Hernández joined the Board on August 26, 2019 and received a prorated grant of DSUs on September 1, 2019 as well as a prorated annual cash retainer. Mr. Lynn joined the Board on April 19, 2019 and received a prorated grant of DSUs on April 30, 2019 as well as a prorated cash retainer. Mr. Nevin resigned from the Board effective April 8, 2019 and a prorated portion of his DSUs was forfeited. Ms. Gregor and Mr. Parrett resigned from the Board effective August 26, 2019 and a prorated portion of their DSUs were forfeited.

(2)

This column reflects the aggregate grant date fair value of the annual equity grant made to non-employee directors in the form of DSUs ($190,000) (prorated for Ms. Higgins Victor, Mr. Lynn and Ms. Paláu-Hernandez) and computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, Compensation—Stock Compensation.

(3)

Directors elected to defer a portion of their annual cash retainer reflected in the Fees Earned or Paid in Cash column in the form of DSUs as follows: Messrs. Mather and Parrett, $80,000, Mr. Letier, $40,000.

The total number of all DSUs held by each director as of December 31, 2019 is as follows: Mr. Graziano, 15,807; Ms. Gregor, 9,687; Ms. Higgins Victor, 12,708; Mr. Letier, 19,697; Mr. Lynn, 11,151; Mr. Mather, 49,100; Mr. Nevin, 9,687; Mr. Nutter, 25,494; Mr. Parrett, 9,687; Ms. Paláu-Hernández, 12,708; and Ms. Wilson, 25,494.

SECURITIES OWNERSHIP

Security Ownership of Certain Beneficial Owners (1)

We are not aware of any person who, or group which, owns beneficially more than 5% of any class of the Company’s equity securities as of December 31, 2019, except as set forth below.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Mr. Carl C. Icahn (2) c/o Icahn Capital LP 767 Fifth Avenue, 47th Floor New York, NY 10153	38,149,336	18.00%
Common Stock	The Vanguard Group (3) 100 Vanguard Blvd. Malvern, PA 19355	15,774,277	7.44%
Common Stock	BlackRock, Inc. (4) 55 East 52nd Street New York, NY 10055	12,751,853	6.02%
Common Stock	Mr. Darwin A. Deason (5) 5956 Sherry Ln., Suite 800 Dallas, TX 75225	12,320,307	5.81%

(1)

The words “group” and “beneficial” are as defined in regulations issued by the SEC. Beneficial ownership under such definition means possession of sole voting power, shared voting power, sole dispositive power or shared dispositive power. The information provided in this table is based solely upon the information contained in the most recent Schedule 13G or 13G/A (or in the case of Mr. Icahn and Mr. Deason, the most recent Schedule 13D or 13D/A) filed by the named entity with the SEC.

(2)	Based on a Schedule 13D/A filed with the SEC on August 16, 2019 by Carl C. Icahn to report his beneficial ownership as of that date.

Represents shares of Common Stock held by the following group of entities associated with Carl C. Icahn: High River Limited Partnership (“High River”), Hopper Investments LLC (“Hopper”), Barberry Corp. (“Barberry”), Icahn Partners Master Fund LP (“Icahn Master”), Icahn Offshore LP (“Icahn Offshore”), Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”) and Beckton Corp. (“Beckton”) (collectively, the “Reporting Persons”). The principal business address of (i) each of the Reporting Persons is White Plains Plaza, 445 Hamilton Avenue - Suite 1210, White Plains, NY 10601, and (ii) Mr. Icahn is c/o Icahn Associates Holding LLC, 767 Fifth Avenue, 47th Floor, New York, NY 10153.

High River has sole voting power and sole dispositive power with regard to 7,629,868 shares of Common Stock. Each of Hopper, Barberry and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Common Stock. Icahn Master has sole voting power and sole dispositive power with regard to 12,672,483 shares of Common Stock. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Common Stock. Icahn Partners has sole voting power and sole dispositive power with regard to 17,846,985 shares of Common Stock. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares of Common Stock.

Each of Hopper, Barberry and Mr. Icahn, by virtue of their relationships to High River, may be deemed to indirectly beneficially own the shares of Common Stock which High River directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of such shares of Common Stock for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises

GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Master, may be deemed to indirectly beneficially own the shares of Common Stock which Icahn Master directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such shares of Common Stock for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners, may be deemed to indirectly beneficially own the shares of Common Stock which Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such shares of Common Stock for all other purposes.

(3)

Based on a Schedule 13G/A filed with the SEC on February 20, 2020 by The Vanguard Group (“Vanguard”), Vanguard has sole voting power for 163,027 shares of Common Stock, sole dispositive power for 15,607,238 shares of Common Stock, shared voting power for 23,520 shares of Common Stock and shared dispositive power for 167,039 shares of Common Stock.

(4)

Based on a Schedule 13G filed with the SEC on February 7, 2020 by BlackRock, Inc. (“BlackRock”), BlackRock has sole voting power for 12,239,020 shares of Common Stock, sole dispositive power for 12,751,853 shares of Common Stock and has no shared voting power or shared dispositive power for any shares of Common Stock.

(5)

Based on a Schedule 13D filed with the SEC on December 19, 2018 by Darwin A. Deason to report his beneficial ownership of Common Stock as of December 18, 2018. Mr. Deason has sole voting power and sole dispositive power for 12,320,307 shares of Common Stock and has no shared voting power or shared dispositive power for any shares of Common Stock. Mr. Deason’s shares of Common Stock include 5,393,256 shares of Common Stock issuable upon the conversion of 120,000 shares of Conduent Series A Convertible Perpetual Preferred Stock that he holds.

Shares of Common Stock of the Company owned beneficially by the directors and nominees for director, each of the named executive officers named in the Summary Compensation Table and all current directors and executive officers as a group, as of February 29, 2020, were as follows. These individuals have sole voting and dispositive power with respect to the reported shares.

Name of Beneficial Owner	Amount Beneficially Owned

Clifford Skelton	0

Mark Brewer	0

Jeffrey Friedel	128,970

Kathy Higgins Victor	45,524

Michael Krawitz	0

Scott Letier	65,238

Jesse A. Lynn	43,967

Courtney Mather	79,137

Michael Montelongo	0

Michael A. Nutter	59,920

Margarita Paláu-Hernández	45,524

J. Michael Peffer	162,164

Mario Pompeo	6,051

Ashok Vemuri	401,684

Brian Webb-Walsh	151,508

Virginia M. Wilson	59,920

All directors and executive officers as a group (12)	556,789

Percent Owned by Directors and Executive Officers: Each director and executive officer beneficially owned less than 1% of the aggregate number of shares of Common Stock outstanding as of February 29, 2020. The amount beneficially owned by all directors and executive officers as a group also amounted to less than 1%.

Amount Beneficially Owned: The numbers shown are the shares of Common Stock considered beneficially owned by the directors and executive officers in accordance with SEC rules and includes shares held indirectly.

Shares of Common Stock which executive officers, directors and nominees have a right, within 60 days of February 29, 2020, to acquire upon the exercise of options or rights or upon vesting of performance shares, DSUs or restricted stock units are also required to be included for purposes of determining beneficial ownership. None of our executive officers, directors or nominees hold any Company securities which are exercisable or scheduled to vest within 60 days of February 29, 2020 with the exception of DSUs as follows: Higgins Victor, 43,524; Letier, 59,421; Mather, 79,137; Nutter, 48,623; Paláu-Hernández, 45,524; and Wilson, 48,623.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act (“Section 16”) requires the Company’s directors, executive officers and persons who own more than ten percent of the Common Stock of the Company, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock of the Company. Based solely on review of these reports, or written representations from these persons that no other reports were required to be filed with the SEC, the Company believes that all reports for the Company’s directors, executive officers and ten percent shareholders that were required to be filed under Section 16 during the fiscal year ended December 31, 2019 were timely filed, except for one Form 4 reporting a single transaction for each of Messrs. Vemuri, Walsh, Peffer and Friedel.

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis (“CD&A”), we discuss the compensation philosophy, programs and practices adopted by the Compensation Committee of the Board of Directors of Conduent (the “Compensation Committee”) for our named executive officers and review the various objectives and elements of our executive compensation program, its alignment with performance and the 2019 compensation decisions regarding our named executive officers.

For purposes of this CD&A and the disclosure that follows, the following are our named executive officers for 2019:

•	Clifford Skelton[1], Chief Executive Officer

•	Brian Webb-Walsh, Executive Vice President & Chief Financial Officer

•	Michael Krawitz[2], Executive Vice President, General Counsel & Secretary

•	Mark Brewer[3], Executive Vice President & President, Global Public Sector Solutions

•	Mario Pompeo[4], Chief Accounting Officer

•	Ashok Vemuri[5], Former Chief Executive Officer

•	James Michael Peffer[6], Former Executive Vice President, General Counsel & Secretary

•	Jeffrey Friedel[7], Former Executive Vice President & Global Head, Human Resources

1 Mr. Skelton initially joined Conduent as our Chief Operating Officer on June 17, 2019. In August 2019, in connection with the departure of Mr. Vemuri, Mr. Skelton was appointed as our Chief Executive Officer on an interim basis and a member of our Board. One February 25, 2020, the Board appointed Mr. Skelton as our Chief Executive Officer.

2 Mr. Krawitz was newly hired as our Executive Vice President, General Counsel & Secretary effective November 18, 2019.

3 Mr. Brewer initially joined Conduent as our COO, Transportation effective June 10, 2019. Effective September 7, 2019, Mr. Brewer was appointed as Executive Vice President & President, Global Public Sector Solutions, and on November 12, 2019, he was appointed as an executive officer of the Company.

4 Effective June 14, 2019, Mr. Pompeo, then serving as our Head of Internal Audit, was appointed as our Chief Accounting Officer and an executive officer of the Company.

5 Mr. Vemuri was no longer considered an executive officer on August 6, 2019 and ceased employment with the Company on August 31, 2019.

6 Mr. Peffer was no longer considered an executive officer on November 18, 2019 and ceased employment with the Company on December 31, 2019.

7 Mr. Friedel was no longer considered an executive officer on November 12, 2019 and ceased employment with the Company on January 24, 2020.

EXECUTIVE SUMMARY

Conduent continued to make progress in 2019. The Company had a leadership transition, launched an operational transformation program and commenced a strategic review of its assets, which was completed in early 2020. With respect to our leadership transition, our CEO initially joined the Company as our Chief Operating Officer in June 2019, at which time his compensation was negotiated as part of his offer letter, and was appointed as our interim CEO in August 2019. In February 2020, he was appointed as our CEO and at that time, the Compensation Committee approved an amendment to his offer letter, providing for increased compensation commensurate with his new position.

In 2019 and early 2020, the Company began to see early indications of improvement in the business driven by new leadership and programs in place as a result of the transformational program. More than ever, the Company increased its focus on ensuring that the right people, processes and technology are in place to improve performance, retain revenues, reduce employee attrition and grow the Company, while most recently responding to the impact from the coronavirus pandemic.

Due to continued pressure on revenue growth and operational challenges, we achieved lower than target financial performance on two measures: revenue (at constant currency) and adjusted EBITDA. As a result, the named executive officers achieved lower than target variable compensation payouts commensurate with our results – for example, the payout under our 2019 Annual Performance Incentive Program (“APIP”) and the 2019 segment of our outstanding performance-based LTI awards was 0%. For 2020, we have designed our 2020 incentive compensation plans to align with our new transformation program to better incentivize improvements in the core operations of our business and sustainable shareholder value.

2019 Financial Results

•	Revenue of $4,467 million

•	Net loss from continuing operations of $(1,934) million, including goodwill impairment charges totaling $(1,952) million; pre-tax income of $(2.106) million

•	Adjusted net income* of $140 million

•	Adjusted EBITDA* of $493 million, excluding impact from divestitures

•	$132 million of cash flow from operations and $57 million of adjusted free cash flow[4]

* Please see “Non-GAAP Financial Measures” and “Non-GAAP Reconciliations” on pages 50-54 in this Proxy Statement for information on our non-GAAP financial measures.

2019 Operational Achievements

We continued to focus on transformation and optimization throughout the business. We saw significant optimization from our real estate consolidation efforts. Going forward, we intend to transform the business through an intense focus on Growth, Quality, and Efficiency – utilizing a programmatic, project management approach. We became focused on hiring and organizing top-talent, instituting and instilling processes and investing in and upgrading our technology. We strengthened our process to identify the biggest gaps and prioritize actions to ensure success.

•

Growth: In 2019, we hired a Global Head of Sales and re-organized our sales team by centralizing the sales executives from the business delivery operations. We believe bringing our sales executives under a single organization and leader focused solely on selling will enable the team to benefit from increased focus and shared sales knowledge transfer. Additionally, we simplified our go-to-market strategy to align our focus on solution-based selling. We increased our focus on taking a client-centric approach to strengthen our relationships and better understand our clients’ business needs. We began examining the entire “sales to service continuum” to improve our performance and have a dedicated client retention program. We measure “Growth” through both revenue retention and new business signings in our 2020 APIP.

•

Quality: In 2019, we continued to improve processes and procedures to address our technology infrastructure and our client delivery. We hired new executive leadership in the technology organization and continued the consolidation process of our data centers. We have also established a new, centralized command center to boost proactive management and monitoring of infrastructure incidents. We believe these changes will provide a streamlined delivery of services to our clients and their end-users. In addition to optimizing the quality and stability of our service delivery, we continued to invest to upgrade our solutions to enable better outcomes for our clients and their end-users as we worked to standardize the service delivery processes. We measure “Quality” by service level agreement performance, severity 1 outages, and client satisfaction in our 2020 APIP.

•

Efficiency: In 2019, we continued to find ways to reduce costs via increased efficiencies. We began implementing standardized processes and a singular operating model across the business, which we believe will eliminate silos and improve our leadership across the Company. We believe greater efficiencies will be driven through simplified, standardized processes and a motivated workforce. We continued to find efficiencies from the ongoing consolidation of our data centers and real estate footprint. We are making steady progress in reshaping our culture and enhanced associate engagement programs as well as improvements to our work environments across our global locations. We measure “Efficiency” by associate retention and adjusted earnings before interest, depreciation and amortization (Adjusted EBITDA) margin in our 2020 APIP.

Advisory Say on Pay Vote & Shareholder Engagement

Our executive compensation is subject to an annual advisory vote of shareholders at our Annual Meeting. The Compensation Committee considers the outcome of say on pay votes when making compensation decisions for our named executive officers. At the 2019 Annual Meeting of Shareholders, 89.5% of shares voted were in favor of our executive compensation program. Our Board and the Compensation Committee greatly value the benefits of maintaining a dialogue with our shareholders and understanding their views. The executive management team of Conduent established and participated in various shareholder engagement activities in 2019. Conduent’s investor relations function proactively engages with our shareholders to provide updates on the performance of the Company and solicit feedback on various topics.

OUR EXECUTIVE COMPENSATION PROGRAM

Compensation Philosophy

Our executive compensation program is designed to attract, motivate, reward and retain top talent necessary to drive our business strategy, creating shareholder value. Our programs are designed to follow these principles:

•	provide competitive compensation to attract and retain executives critical to our long-term success;

•	align executive and shareholder interests using both short-term and long-term financial and strategic objectives that build a sustainable Company;

•	recognize and reward collective accountability and individual contribution to drive enterprise results;

•	instill high standards of corporate governance and best practices; and

•	mitigate excess risk taking and/or behavior that is inconsistent with the Company’s strategic plans and high ethical standards.

Checklist of Compensation Practices

What We Do		What We Don’t Do
✓	Deliver a significant portion of compensation through long-term incentives tied directly to shareholder value creation.	X	Permit re-pricing of underwater stock options.
✓	Balance short- and long-term incentives with multiple performance metrics.	X	Provide defined-benefit pension plan or SERPs to executives (only all-employee 401(k) plan).
✓	Maintain recoupment policy that allows clawback of compensation earned because of fraudulent or illegal conduct or in the event of an accounting restatement.	X	Provide excessive perquisites or excessive termination payments.
✓	Maintain stock ownership requirements for all our named executive officers.	X	Allow hedging or pledging of Company stock.
✓	Conduct an annual review of programs to ensure they do not encourage risks that have a material adverse effect on the Company.	X	Permit tax gross-ups on change in control or other severance payments.
✓	Maintain non-competition and non-solicitation agreements with our named executive officers that prohibit competing against Conduent and soliciting our customers or current employees after termination.	X	Maintain written employment contracts with our executive officers
✓	Employ an Independent Consultant under the direction of the Compensation Committee.	X	Allow single-trigger vesting change in control arrangements.

2019 Total Direct Compensation Targets for Named Executive Officers

The Compensation Committee approved the annual target compensation levels for all executive officers for 2019. To reinforce the Company’s pay for performance philosophy, 77% of our current CEO’s targeted total direct compensation, and on average 67% for our current active other named executive officers, is variable and “at risk.” Additionally, 50% of targeted total direct compensation for our CEO and, on average, 45% for our other current active named executive officers is subject to achievement of performance goals.

Executive	Title	Annual Base Salary	Target Short- Term Incentive (% of Salary)	Target Long- Term Incentive
Clifford Skelton	Chief Executive Officer (CEO)	$650,000	100%	$1,500,000
Brian Webb-Walsh	Executive Vice President and Chief Financial Officer (CFO)	$510,000	75%	$975,000
Michael Krawitz	Executive Vice President, General Counsel & Secretary	$450,000	70%	$735,000
Mark Brewer	Executive Vice President & President, Global Public Sector Solutions	$450,000	75%	$350,000
Mario Pompeo	Chief Accounting Officer	$350,000	50%	$150,000
Ashok Vemuri	Former Chief Executive Officer	$1,000,000	150%	$5,000,000
J. Michael Peffer	Former Executive Vice President, General Counsel and Secretary	$500,000	75%	$800,000
Jeffrey Friedel	Former Executive Vice President & Global Head, Human Resources	$425,000	75%	$500,000

The table does not reflect the special one-time grant awarded to Mr. Pompeo or the sign-on grants awarded to Messrs. Skelton and Krawitz. In addition, the variable incentives shown for Mr. Krawitz, who joined the Company in November 2019, represent his 2020 award opportunities. Additional information regarding these awards can be found under “Special One-Time Restricted Stock Unit Grants” on page 32.

The charts below reflect the 2019 pay mix for our current CEO and other named executive officers who were serving as executives on December 31, 2019 and the portion of their targeted total direct compensation that is variable pay. Basing this variable compensation upon financial results and share price directly aligns our executives with shareholder value creation.

CEO - Pay Mix	All Other Named Executive Officers – Pay Mix

Linking Pay with Performance

Short-Term Incentives

In early 2019, the Compensation Committee reviewed peer group data and approved an Annual Performance Incentive Program (APIP) that aligned with the interests of shareholders and the Company. Each of our named executive officers participated in the APIP which focused on our business priorities for 2019. The 2019 performance measures and weightings for APIP were: Adjusted EBITDA (50%) and Revenue (at constant currency) (50%).

Additional information regarding short-term incentives can be found under “2019 Compensation for the Named Executive Officers—Short-Term Incentives.”

Long-Term Incentives

In early 2019, the Compensation Committee reviewed peer group data and approved a Long-Term Incentive Program (“LTIP”) that aligned with the interests of shareholders and the Company. The 2019 annual LTIP award includes a mix of 50% performance-based awards (Performance Stock Units) and 50% time-based awards (Restricted Stock Units). This approach balances the need to motivate and drive future performance while also fostering retention and stock ownership. Performance Stock Units are measured over three years. Performance for each year is measured against pre-established annual goals and performance achievement is averaged over the three-year performance period (2019-2021). Vesting occurs following the end of the three-year performance period. Restricted Stock Units are subject to three-year ratable vesting.

The Compensation Committee approved annual LTIP awards with a grant date of April 1, 2019, and June 28, 2019 for certain newly-hired executives. Officers participated at their individual LTIP target level. The 2019 performance measures and weightings are as follows: Adjusted Profit Before Tax (“PBT”) (50%) and Free Cash Flow, as adjusted (50%). Additional information regarding long-term incentives can be found under “2019 Compensation for the Named Executive Officers—Long-Term Incentives.”

Additional Restricted Stock Unit grants were also made to Messrs. Skelton and Krawitz in connection with their hire and to Mr. Pompeo for his strategic leadership, as described below under “Special One-Time Restricted Stock Unit Grants”.

PROCESS FOR DETERMINING COMPENSATION

Role of the Compensation Committee

The Compensation Committee administers the executive compensation program for our named executive officers on behalf of our Board and shareholders. All members of the Compensation Committee are independent directors in accordance with applicable SEC and Nasdaq standards, including heightened independence requirements for Compensation Committee members. The biographies of the Compensation Committee members appear beginning on page 7 of this Proxy Statement.

The Compensation Committee retains an independent consultant for the purpose of reviewing and providing guidance related to executive compensation programs. The Compensation Committee’s responsibilities are discussed beginning on page 14 of this Proxy Statement. A complete description of the Compensation Committee’s responsibilities and functions appears in its charter, which can be found on our website at www.conduent.com/corporate-governance.

The Compensation Committee evaluates many factors when designing and establishing the executive compensation plans and targets. In determining the appropriate compensation levels, the Compensation Committee considers the scope and impact of the executive’s role within the organization, experience, sustained performance and future potential. The Committee also reviews the compensation levels of similarly positioned executives at peer companies, general industry compensation data, and internal pay considerations.

Role of the CEO

While the Compensation Committee is ultimately responsible for making all compensation decisions affecting compensation of our named executive officers, the CEO participates in the process by:

•	Periodically discussing the performance of the Company and each executive officer with the Compensation Committee.

•	Making recommendations on the components of compensation for the other executive officers.

After receiving input from the CEO, the Compensation Committee makes its own assessments and formulates compensation amounts for each of our executive officers, including our named executive officers, ensuring that the total target compensation for each is appropriate and competitive.

Role of the Independent Consultant

The Compensation Committee has retained the services of an independent compensation consulting firm, Frederic W. Cook & Co., Inc. (the “Consultant”), to assist with its responsibilities. The Consultant reports only to the Compensation Committee and has not performed any other work for Conduent since being retained as an independent consultant to the Compensation Committee, except in its capacity as an independent advisor to the Corporate Governance Committee on non-employee director compensation matters. As provided in its charter, the Compensation Committee has the authority to determine the scope of the Consultant’s services and may terminate the Consultant’s engagement at any time. The Compensation Committee evaluated the independence of the consultant and concluded that no conflict of interest existed that would prevent the consultant from independently advising the Compensation Committee.

During 2019, the Consultant provided the following services:

•	regularly updated the Compensation Committee on trends in executive compensation, including providing proactive advice on emerging trends and best practices;

•

reviewed officer compensation levels and overall performance compared to a peer group made up of organizations with which Conduent is likely to compete for business, investor capital and/or executive talent;

•	reviewed incentive compensation designs for short-term and long-term programs;

•	advised the Compensation Committee on peer group companies for pay and performance comparisons;

•	reviewed the Compensation Discussion and Analysis and related compensation tables for inclusion in this Proxy Statement;

•	reviewed Compensation Committee meeting materials with management before distribution;

•	attended Compensation Committee meetings, including meetings in executive session, as requested by the Compensation Committee chair; and

•	offered independent analysis and input on CEO compensation.

Peer Group

In November 2018, the Compensation Committee approved a new peer group for 2019, which the Committee believes more closely aligns with Conduent, considering the Company’s then-current industry profile, size and market capitalization. The following companies were added: Booz Allen Hamilton Holding Corporation, Fidelity National Information Services, Inc., First Data Corporation, Global Payments Inc., Leidos Holdings, Inc., Roper Technologies, Inc. and Willis Towers Watson Public Company Limited; and the following companies were removed: Aon, plc., Automatic Data Processing, Convergys Corporation, DXC Technology and Paychex, Inc. The peer group was used to benchmark compensation for our named executive officers as well as for general pay practices and trends. The 2019 peer group consisted of the following companies:

Booz Allen Hamilton Holding Corporation	Cognizant Technology Solutions Corp.	Global Payments Inc.	Roper Technologies, Inc.
CACI International Inc.	Fidelity National Information Services, Inc.	IQVIA Holdings Inc.	Willis Towers Watson Public Limited Company
Cerner Corporation	First Data Corporation	Leidos Holdings, Inc.
CGI Group Inc.	Genpact Limited	Maximus, Inc.

Competitive Market Information

In 2019, the Compensation Committee received a report comparing the compensation of its named executive officers with the compensation of executives in comparable positions at our peer group companies based on the most recent proxy filings (primarily used for the CEO, CFO and General Counsel) as well as general industry survey data to supplement the peer group proxy data. This comparison included compensation data for these elements of pay:

•	base salary;

•	short-term incentives;

•	total target cash compensation (base salary plus target short-term incentives);

•	target long-term incentives; and

•	total direct compensation (total target cash compensation plus target long-term incentives).

The competitive market data is prepared, analyzed and presented to the Compensation Committee by the Committee’s Consultant. The market pay range is viewed as a competitive reference point, but that data is not used to match a specific percentile of the market. Emphasis is placed on total direct compensation. In 2019, the Compensation Committee reviewed total direct compensation against the market data using the 50th percentile as a reference point. The Compensation Committee exercises discretion in setting individual compensation levels to reflect an assessment of the executive’s impact, responsibilities and expected contributions to Conduent, as well as potential for advancement.

2019 COMPENSATION FOR THE NAMED EXECUTIVE OFFICERS

2019 Total Direct Compensation

Total direct compensation includes base salary, target annual short-term incentives and target annual long-term incentives, including Performance Stock Units at target. The majority of our named executive officers’ compensation is provided under our variable incentive compensation programs. Variable pay increases with responsibility while long-term incentive compensation represents the greatest component of pay. The 2019 total direct compensation of our named executive officers can be found under the heading “Executive Summary—2019 Total Direct Compensation Targets for Named Executive Officers.” For further information regarding the process the Compensation Committee used to determine compensation for our named executive officers, please see above under “Process for Determining Compensation.”

More complete compensation information appears in the “Summary Compensation Table” on page 40.

Base Salary

Base salary is the fixed pay element of our compensation program that reflects the level and scope of responsibility within the Company. The Compensation Committee reviews each named executive officer’s base salary annually as well as in connection with a promotion or other change in responsibility. The 2019 base salaries for our named executive officers, then serving, were unchanged from 2018, with the exception of Mr. Webb-Walsh, given the relative positioning of his pay versus the peer group. His annual base salary rate was increased from $450,000 to $510,000 effective April 1, 2019. In addition, in connection with his appointment as our Chief Accounting Officer and an executive officer of the Company, Mr. Pompeo’s annual base salary rate was increased from $335,000 to $350,000 effective June 14, 2019. The base salaries for our named executive officers appointed during 2019 were established in connection with their hiring and appointment. The 2019 annual base salary rates for our named executive officers are disclosed above under “2019 Total Direct Compensation Targets for Named Executive Officers.”

Short-Term Incentives

The Annual Performance Incentive Plan provides for short-term incentive awards that reward performance against our annual operating plan, paid in the form of cash to our named executive officers and other eligible employees. Each year, the Compensation Committee reviews the target short-term incentive award opportunity, scaled to the executive’s level of responsibility and stated as a percentage of base salary, and the maximum payout opportunity.

The following chart reflects Conduent’s process for setting short-term incentive awards. This process typically takes place in the first quarter of the year.

Short-Term Incentive Target Award Opportunity for the Named Executive Officers

The annual short-term incentive target award opportunity for each of our named executive officers considers many factors, including scope of responsibility, expected contributions, internal pay equity and competitive executive compensation practices. If an executive’s role or responsibilities change after the terms of the award are approved, the Compensation Committee is permitted to adjust the short-term incentive target award opportunity at that time.

The 2019 APIP target award opportunities for our named executive officers, then serving, remain unchanged from 2018, and the APIP target award opportunities for our newly appointed named executive officers were established in connection with their hiring and appointment. In connection with his appointment as our Chief Accounting Officer and an executive officer of the Company, Mr. Pompeo’s APIP target award opportunity was increased from 45% to 50%, effective June 14, 2019. The target award opportunities for our named executive officers for 2019 APIP are disclosed above under “2019 Total Direct Compensation Targets for Named Executive Officers.”

Short-Term Incentive Performance Measures

The Compensation Committee established the APIP for 2019 pursuant to which each named executive officer is entitled to receive an incentive payout assuming Conduent attains certain pre-established performance goals. In 2019, the performance goals for the APIP were based on Adjusted EBITDA and Revenue (at constant currency) and our targets were consistent with our operating plan for the year. For this purpose, Adjusted EBITDA represents income or loss before income taxes adjusted for interest expense, depreciation and amortization, restructuring and related costs, (gain) loss on divestitures and transaction costs related to divestitures and acquisitions, settlements/reserves/insurance recoveries associated with litigation matters (includes internal and external counsel legal costs), net, other (income) expenses and legacy charges/credits such as New York Medicaid Management Information System (NY MMIS), Health Enterprise (HE) and goodwill impairment. Revenue is measured at constant currency which excludes the impact of changes in the translation of foreign currencies into U.S. Dollars and certain other discrete adjustments.

Results of performance may be adjusted plus or minus 20% on a discretionary basis to recognize individual performance, but in no event may an APIP payout exceed the maximum payout (200%). With respect to our Adjusted EBITDA goal, payout for achieving threshold performance is 50% of target, payout for achieving target performance is 100% of target and payout for achieving maximum performance is 200% of target. Performance below threshold results in zero payout. With respect to our Revenue goal, the Compensation Committee incorporated a new minimum payout level for 2019. Payout for achieving minimum performance was 25% of target, payout for achieving threshold performance was 50%, payout for achieving target performance was 100% of target and payout for achieving maximum performance was 200% of target. Performance below minimum results in zero payouts. Performance results and payouts are interpolated between these points.

The measures, weightings, goals and target and maximum payout ranges set by the Compensation Committee for 2019 (in millions) were as follows:

Performance Measure	Weighting	Target (100% payout)	Maximum (200% payout)
Adjusted EBITDA	50%	$600	$615
Revenue (at constant currency)	50%	$4,676	$4,770

These goals were aligned with Conduent’s 2019 operating plan at the time they were established and designed to be challenging yet achievable. As discussed below, our performance did not meet our minimum performance metrics.

Determining Short-Term Incentive Award Payouts

After the end of the fiscal year, the CFO confirms the financial results and communicates the results to the Compensation Committee. Subject to the Compensation Committee’s review and approval, any material unusual charges or gains are reviewed with the Compensation Committee for possible impact on APIP calculations.

Each performance measure is assessed and calculated independently. The weighted results of each measure are added together to determine overall performance results. Payouts are made proportionately for achievement at levels between the goals. Even if pre-established performance measures are achieved, the Compensation Committee retains discretion to determine a lesser short-term incentive than the calculated incentive payout, or no short-term incentive at all, as it deems appropriate. The Compensation Committee also retains its discretion to increase or decrease an APIP award (plus or minus 20% as described above) based on individual performance, provided that the named executive officer’s award may never exceed their maximum payout target.

2019 Performance for Short-Term Incentive Award Payouts

Performance results for 2019 against the APIP performance measures (in millions) were:

Performance Measures	Target	Actual (as adjusted)	Performance Achievement (as a % of potential payout)	Weighting	Payout Percentage
Adjusted EBITDA (1)	$ 600	$ 481	0%	50%	0%
Revenue (2) (at constant currency)	$4,676	$4,455	0%	50%	0%
			Final Calculated Payout =>		0%

(1)	Adjusted EBITDA: $481M, reflects reported adjusted EBITDA of $493M, adjusted by $12M for suspension of 401(k) match.

(2)	Revenue (at constant currency): $4,455M, reflects reported adjusted revenue of $4,467M at constant currency, and partial year adjustments for closed divestitures.

Following the certification of the financial results for 2019, the Compensation Committee reviewed the achievement of the performance measures under the 2019 APIP. Based on this review, our named executive officers did not receive a payout under the APIP, demonstrating payout commensurate with our performance under the 2019 APIP.

Additional information about the short-term incentive opportunities is shown in the “Grants of Plan-Based Awards in 2019” table.

Long-Term Incentives

We provide long-term incentives to reward our named executive officers for sustained performance, as a retention incentive and to align executive’s interests with shareholders to drive long-term value creation. Awards are intended to encourage a strong ownership stake in the Company to drive superior performance on long-term Company objectives. The Committee considers peer data, relative impact of the executive’s position, responsibilities and role at Conduent and each named executive officer’s performance when determining long-term incentive awards.

Long-Term Incentive Program and Performance Measures

Long-term incentive awards are made pursuant to the Conduent Incorporated Performance Incentive Plan in the form of Restricted Stock Units and Performance Stock Units. Restricted Stock Units vest ratably over a three-year period.

Performance Stock Units are measured over a three-year performance period. Performance for each year is measured against pre-established annual goals and performance achievement is averaged over the three-year performance period (2019-2021). The 2019 performance measures and weightings are as follows: Adjusted PBT (50%) and Free Cash Flow, as adjusted (50%). Adjusted PBT is defined as income or loss before income taxes as reported on the Consolidated Statements of Income (Loss), less amortization of acquired intangible assets; restructuring and related costs; (gain) loss on divestitures and transaction costs; settlements/reserves/insurance recoveries associated with litigation matters (includes internal and external counsel legal costs), net; and other (income) expenses, net, business and assets, currency (gains) losses, net, litigation matters and all other expenses, net, including goodwill impairment. Free Cash Flow is defined as cash flow from operating activities as reported on the Consolidated Statements of Cash Flows, less cost of additions to land, buildings and equipment and cost of additions to internal use software and vendor financed capital lease additions plus proceeds from sales of land, building and equipment and tax payments related to divestitures completed in 2019. Free Cash Flow, as adjusted, is defined as the free cash flow from above plus litigation payments and transaction costs. The entire award vests at the end of the three-year performance period, subject to Compensation Committee certification of performance results.

Once vested, Restricted Stock Units and Performance Stock Units are paid out in the form of shares of Conduent Common Stock. Any dividends during the vesting period would be accrued and paid on vesting in an amount equal to the dividends the executive would have earned from owning the same amount of Conduent Common Stock which vested under the award throughout the vesting period.

Although equity awards generally are granted on a regular annual cycle, the Compensation Committee may grant off-cycle equity awards for special purposes, such as new hire, promotion, retention, and recognition. See below under “Special One-Time Restricted Stock Unit Grants” for information regarding special grants made in 2019.

Compensation Committee Actions Relating to LTIP Awards

During the first fiscal quarter of 2019, the Compensation Committee approved LTIP grants for our named executive officers. As part of this approval, the Compensation Committee established performance goals and award values, a payout range of 50% to 200% of target and an April 1, 2019 grant date. Additional information regarding the 2019 LTIP awards can be found in the “Summary Compensation Table” and the “Grants of Plan-Based Awards in 2019” table.

The 2019 LTIP award was granted in 50% Performance Stock Units and 50% Restricted Stock Units. The target number of units granted to our named executive officers in April 2019 was determined by dividing the approved target award value by the closing price of Conduent Common Stock on the grant effective date. Messrs. Skelton and Brewer were each granted a 2019 LTIP award in the form of 50% Performance Stock Units and 50% Restricted Stock Units in June 2019 following their commencement of employment with the Company, with the target number of units determined by dividing the approved target award value by the closing price of Conduent Common Stock on the grant effective date.

For the April 2019 Restricted Stock Units, one-third vested on 12/31/19, and the balance will vest one-third on 12/31/20 and one-third on 12/31/21, subject to continued employment. The June 2019 Restricted Stock Units will vest in one-third increments on 6/28/20, 6/28/21 and 6/28/22, subject to continued employment. The performance period for the 2019 Performance Stock Units is January 1, 2019 – December 31, 2021. Performance for each year is measured against pre-established annual goals and performance achievement is averaged over the three-year performance period. The entire award does not vest until following the end of the three-year performance period on December 31, 2021 with payout in the first quarter of 2022, following Compensation Committee certification of the performance results.

The payout for achieving threshold performance is 50%, the payout for achieving target performance is 100%, and the payout for achieving maximum performance is 200%. Payouts are made proportionately for achievement at levels between these goals. There is no payout if performance falls below each of the threshold goals established by the Compensation Committee.

		Payout Range
Performance Measures	Weighting	Threshold	Target	Maximum
Adjusted PBT	50%	50%	100%	200%
Free Cash Flow, as adjusted	50%	50%	100%	200%

The performance goals were aligned with Conduent’s 2019 three-year financial model at the time the goals were established. Target performance levels are challenging but achievable with a level of performance that is in line with the Board-approved operating plan, whereas maximum performance levels represent stretch goals which can only be achieved with exceptional performance.

Special One-Time Restricted Stock Unit Grants

Certain of our named executive officers also received special one-time Restricted Stock Unit grants outside of the 2019 LTIP. Mr. Skelton was awarded a grant of Restricted Stock Units with a grant date fair value of $2,500,000 effective June 28, 2019 for the purpose of buying out equity awards from his previous employer that were forfeited upon his departure. Mr. Krawitz was awarded a sign-on grant of Restricted Stock Units with a grant date fair value of $200,000 effective November 18, 2019. These special one-time grants vest in equal annual increments on the first three anniversaries of the grant date. Mr. Pompeo was awarded a strategic leadership grant of Restricted Stock Units effective December 31, 2019 for retention and in recognition of his significant contribution to the Company’s strategic review process. This award vests on December 31, 2020.

PERFORMANCE RESULTS AND PAYOUTS UNDER PRIOR EQUITY AWARDS

2017 – 2019 Performance Share Grant

In February 2020, our performance shares granted under the 2017 LTIP vested at 120% based on achievement of performance metrics measured over the three-year performance period ending December 31, 2019. The measures, weightings and threshold to maximum payout ranges set by the Compensation Committee for the 2017 performance share grants were as follows:

		Payout Range
Performance Measures	Weighting	Threshold	Target	Maximum
Adjusted PBT	50%	50%	100%	200%
Free Cash Flow, as adjusted	50%	50%	100%	200%

The performance goals and results for the 2017-2019 performance share grants (in millions) were:

Performance Measures	Year	Target	Actual	Adjustments*	Adjusted Results	Performance Achievement	Weighting
Adjusted PBT	2017	$236	$281	-	$281	200%	50%
	2018	$310	$307	$39	$344	200%	50%
	2019	$405	$200	$15	$215	0%	50%

Free Cash Flow, as adjusted	2017	$150	$213	$17	$204	200%	50%
	2018	$225	$218	$164	$236	122%	50%
	2019	$250	($57)	$145	$64	0%	50%

*

Adjusted PBT is defined as income or loss before income taxes as reported on the Consolidated Statements of Income (Loss), less amortization of intangible assets; restructuring and related costs; (gain) loss on divestitures and transaction costs; settlements/reserves/insurance recoveries associated with litigation matters (includes internal and external counsel legal costs), net; loss on extinguishment of debt and other (income) expenses, net, business and assets, currency (gains) losses, net, litigation matters and all other expenses, net, including goodwill impairment. Further adjustments to Adjusted PBT include upward adjustments for transaction costs and strategic contract exits and downward adjustments for interest benefit, stranded cost removal and 401(k) savings.

Free Cash Flow is defined as cash flow from operating activities as reported in the Consolidated Statements of Cash Flows, adjusted downward for costs of additions and equipment, costs of internal use software and vendor financed capital leases and adjusted upward for proceeds from the sale of, land, buildings and equipment and tax payments related to divestitures. Further adjustments to Free Cash Flow include transaction costs, deferred compensation payments and tax payments related to transaction costs, debt extinguishment and deferred compensation payments and stranded cost removal.

The cumulative performance results and payout against these goals effective December 31, 2019 were as follows:

Metric	2017	2018	2019	Cumulative
Adjusted PBT	100%	100%	0%
Free Cash Flow, as Adjusted	100%	61%	0%
Total	200%	161%	0%	120% Payout

Based on cumulative performance, our 2017 performance share grants were paid out at 120% of target, reflective of above-target performance in 2017 and 2018 and below-threshold performance in 2019. The number of shares paid out to our named executive officers is reported in the 2019 Option Exercises and Stock Vested Table below.

2017 – 2019 Strategic Initiative Grant

In 2017, the Compensation Committee approved a special stock award (“Strategic Initiative Grant” or “SIG”) for certain executives of the Company, at that time, including Messrs. Webb-Walsh, Vemuri, Peffer and Friedel. The key program objectives were to strengthen the alignment of management with shareholders, accelerate the growth of stock ownership levels among the new officer team, motivate and promote the successful and expedited business turnaround, facilitate cultural change and talent upgrade, and retain key executives. The SIG was granted in 50% performance-based awards (performance shares) and 50% time-based awards (restricted shares). The performance shares included two cost-transformation and two client-outcome metrics, all equally weighted. These measures were: Cost Transformation – Information Technology (25%), Cost Transformation – Real Estate, General & Administrative (25%), Service Line Penetration (25%) and New Business Signing Growth (25%). Information Technology, Real Estate and General & Administrative represented substantial optimization and savings opportunities. Service Line Penetration measured the ability to cross-sell additional service lines to the top commercial clients. New Business Signings growth measured the total contract value of new business signings based on Compound Annual Growth Rate (CAGR) over the 2016 baseline.

Although the goals reflected three-year cumulative performance (2017 – 2019), there was an opportunity for up to 50% of the award to be earned and paid at the end of the second year (December 31, 2018) because, while the performance targets reflected challenging three-year goals aligned with the Company’s multi-year transformation plan, the Compensation Committee believed it would benefit Conduent and shareholders to further incentivize management to expedite the achievement of these critical milestones. Performance against goals was measured again at the end of 2019 and the payouts earned were reduced by the awards that vested at the end of 2018. The measures, weightings and threshold to maximum payout ranges set by the Compensation Committee for the SIG were as follows:

		Payout Range
Performance Measure	Weighting	Threshold	Target	Maximum
Cost Transformation – IT	25%	50%	100%	200%
Cost Transformation – Real Estate and G&A	25%	50%	100%	200%
Service Line Penetration	25%	50%	100%	200%
New Business Signings	25%	50%	100%	200%

The cumulative performance results and payout against these goals effective December 31, 2019 were as follows. The Cost Transformation – Information Technology and Cost Transformation – Real Estate, General & Administrative goals were fully achieved by December 31, 2018, with 50% of the payout attributable to those goals made in 2019 and the remaining 50% paid out in 2020.

Performance Measure	Performance Achievement	Weighting	Payout Percentage	Payout for 2018	Payout for 2019
Cost Transformation – IT	200%	25%	50%	25%	25%
Cost Transformation – Real Estate and G&A	200%	25%	50%	25%	25%
Service Line Penetration	0%	25%	0%	0%	0%
New Business Signings	0%	25%	0%	0%	0%
Final Calculated Payout =>				50%	50%

The Option Exercises and Stock Vested in 2019 table provides additional information regarding Strategic Initiative Grants (“SIG”) awarded on April 1, 2017, which fully vested on December 31, 2019.

NAMED EXECUTIVE OFFICERS WITH UNIQUE COMPENSATION ARRANGEMENTS

Certain of our named executive officers commenced employment with Conduent during 2019 and entered into offer letters setting forth certain terms of their compensation.

Mr. Skelton. Mr. Skelton initially joined Conduent on June 17, 2019 as our Chief Operating Officer. His offer letter, dated May 21, 2019, provided for an annual base salary rate of $650,000, subject to annual review by the Compensation Committee; a target bonus opportunity under our APIP of 100% of base salary (non-prorated for 2019); a 2019 LTIP award with a target value of $1,500,000 (granted in the form of 50% Performance Stock Units and 50% Restricted Stock Units, as described above); and a special Restricted Stock Unit grant with a value of $2,500,000 to buyout equity awards from his previous employer that were forfeited upon his departure. This special equity grant is scheduled to vest in equal annual installments over three years, subject to possible earlier accelerated vesting in the event of Mr. Skelton’s termination without cause, death or disability, or termination by Mr. Skelton for good reason.

The offer letter also provides for enhanced severance benefits in the event of certain qualifying termination events within 12 months of his commencement of employment with Conduent. If Mr. Skelton’s employment is terminated without cause or for good reason, he will be entitled to salary continuation and health and welfare benefit continuation (subject to his continued payment of the employee premium contributions) for a period of

12 months. The offer letter also provides for enhanced severance benefits in the event of his termination without cause or for good reason in connection with a change in control which benefits are generally consistent with those provided under the CIC Plan, as described below under “Change-in-Control Benefits”.

In August 2019, in connection with the departure of Mr. Vemuri, Mr. Skelton was appointed as our CEO on an interim basis and as a member of our Board. On February 25, 2020, the Board appointed Mr. Skelton as our CEO. In connection with this appointment, the Company and Mr. Skelton entered into an amendment to his offer letter, dated February 25, 2020, which provides for a new annual base salary rate of $750,000, a target award opportunity under the APIP of 125% of his base salary and a target award value under our annual LTIP of $3,000,000.

Mr. Krawitz. Mr. Krawitz was appointed as our Executive Vice President, General Counsel and Secretary effective November 18, 2019. His offer letter, dated November 5, 2019, provides for an annual base salary rate of $450,000, subject to annual review by the Compensation Committee; a target bonus opportunity under the APIP of 70% of base salary commencing with our 2020 APIP; and a target award value under our annual LTIP of $735,000 commencing with our 2020 LTIP. Mr. Krawitz also received a sign-on grant of Restricted Stock Units with a value of $200,000 which is scheduled to vest in equal annual increments over three-years.

Mr. Brewer. Mr. Brewer initially joined Conduent as our COO, Transportation, effective June 10, 2019. His offer letter, dated May 15, 2019, provided for an annual base salary rate of $400,000, subject to annual review by the Compensation Committee; a target bonus opportunity under our APIP of 60% of base salary, with a prorated annual incentive award for 2019; and a target award value under our annual LTIP of $350,000. Mr. Brewer also received a cash sign-on award of $100,000, payable in two equal installments on the 30-day anniversary and six-month anniversary of his start date. This award is subject to clawback in the event of Mr. Brewer’s termination for cause or voluntary resignation within 12 months of payment of the initial installment. Effective September 7, 2019, Mr. Brewer was appointed as Executive Vice President & President, Global Public Sector Solutions. In connection with his appointment, his annual base salary rate was increased to $450,000 and his APIP target was increased to 75% of base salary. On November 12, 2019, Mr. Brewer was appointed as an executive officer of the Company.

Mr. Pompeo. Prior to becoming an executive officer, Mr. Pompeo was awarded a one-time bonus of $60,300 associated with the successful completion of M&A activities. This one-time bonus was paid in April 2019.

SAVINGS PLANS

Conduent Savings Plan (401(k))

All our named executive officers are eligible to participate in the Conduent Savings Plan in the same manner as all U.S. employees. After one year of service, participants are eligible for a 100% match on 3% of eligible pay saved, subject to IRS-qualified plan compensation limits and highly compensated threshold limits and may not receive 401(k) benefits in excess of these limits. For 2019, Conduent suspended all matching contributions under the Savings Plan for our exempt employee population, including our named executive officers.

The Company does not maintain any non-qualified deferred compensation plans or other retirement plans.

PERQUISITES AND OTHER BENEFITS

General Benefits

We generally maintain medical and dental coverage, life insurance, accidental death insurance and disability benefits programs or plans for all of our full-time employees, as well as customary vacation, leave of absence and other similar policies. Our named executive officers are eligible to participate in these programs and plans on the same basis as all other salaried employees, except as otherwise disclosed.

Perquisites

Our named executive officers are generally eligible for limited perquisites which are intended to support their health, safety and productivity. Our 2019 perquisite program remained consistent with 2018. Conduent does not provide tax gross-ups in connection with perquisites (except in relation to relocation per the U.S. relocation policy.)

In 2019, our named executive officers were generally eligible to receive Company-paid financial and tax planning assistance of up to $15,000 per year. Financial planning by experts reduces the amount of time and attention that named executive officers devote to their personal finances. To safeguard their health, named executive officers were also eligible to receive an annual physical examination through our preferred provider or reimbursement of up to $5,000 for the cost of a physical should the named executive officer choose to use their own physician. In addition, to assist with managing financial security, named executive officers were eligible for annual credit monitoring up to $350. While employed with the Company, Mr. Vemuri also received home security benefits. For a portion of 2019, the Company continued to hold corporate club memberships in the names of Messrs. Vemuri and Webb-Walsh for business purposes and paid the annual dues and other fixed costs associated with these memberships. Although permitted, there was no personal use of these memberships in early 2019. The Company discontinued these memberships in early 2019. The total cost to Conduent for providing perquisites and personal benefits to the named executive officers during 2019 is shown in the “Summary Compensation Table.”

CHANGE-IN-CONTROL BENEFITS

The Compensation Committee approved the Executive Change in Control Severance Plan (“CIC Plan”), effective October 1, 2017. Messrs. Skelton, Webb-Walsh, Krawitz, Brewer and Friedel were covered under the CIC Plan in 2019. The CIC Plan replaced prior individual change in control agreements entered into with Xerox prior to January 1, 2017 with a consistent and standardized design. The CIC Plan provides certain enhanced benefits to key management employees who the Company determines are most likely to be impacted by a change in control (primarily the Company’s executive officers), so that they can continue to exercise their judgment and legal responsibilities without the potential for distraction and bias that can arise from concerns regarding their personal circumstances.

Eligible employees are selected by the Compensation Committee to participate in the CIC Plan. The CIC Plan provides eligible employees with severance payments and benefits in the event that an eligible employee’s employment with the Company is terminated and such termination is a “qualifying termination” within the period beginning 90 days prior to a “change in control” and ending one year immediately following, a “change in control.” A “qualifying termination” means a participant’s termination of employment (a) by the employer company for any reason other than “cause”, “disability” or death or (b) by the eligible employee for “good reason”. The severance payments and benefits to be provided, subject to the employee’s execution of a release of claims, are as follows:

(1)

A lump sum payment, in cash, equal to the sum of (a) unpaid salary with respect to any paid time off accrued but not taken as of the date of termination, (b) accrued but unpaid salary through the date of termination and (c) any earned but unpaid annual incentive bonus from the fiscal year immediately preceding the year in which the date of termination occurs;

(2)

A lump sum payment, in cash, equal to the product of (a) the participant’s annual rate of base salary in effect on the date that notice of termination is given and the annual target bonus applicable to the participant for the year in which notice of termination is given, multiplied by (b) a “factor” which in the case of each of our named executive officers is two;

(3)

Participant shall continue to be entitled to receive all benefits payable under any other plan or agreement relating to retirement benefits or to compensation previously earned and not yet paid, including a prorated APIP award for the year of termination subject to performance achievement; and

(4)

Participant shall continue to be eligible to participate in the medical, dental and health care reimbursement account coverage in effect at the date of termination as if the participant had continued in employment for the lesser of (a) the severance period or (b) twelve months. Where the severance period exceeds twelve months, the participant will receive a cash lump-sum payment equal to the projected value of the employer portion of the premiums for medical and dental benefits for the time period between the end of the twelve months and the remainder of the severance period. For each of our eligible named executive officers, the severance period is two years. Accordingly, eligible named executive officers would be eligible to participate in medical, dental and health care reimbursement coverage for twelve months and would receive a lump sum cash payment to cover the employer premiums between the end of the twelve months and the end of their severance period.

Conduent does not provide excise tax reimbursement on severance payments. Benefits under the CIC Plan are contingent upon signing a release of claims against Conduent.

Additional information and the amount of the estimated payments and benefits payable to the named executive officers assuming a change in control of Conduent and a qualifying termination of employment is presented in the “Potential Payments Upon Termination or Change in Control” table.

EMPLOYMENT AND SEPARATION

Named executive officers serve at the will of the Board. This enables the Board to remove a named executive officer whenever it is in the best interests of Conduent, with full discretion of the Compensation Committee to decide on an appropriate severance package (except in the case of the CEO, who is entitled to certain severance benefits for a qualifying termination during the first year of his employment as per his offer letter, or in the case of a change in control). When a named executive officer is removed from his or her position, the Compensation Committee exercises its business judgment in considering whether to approve a severance arrangement in light of all relevant circumstances, including how long the officer was with the Company, past accomplishments and the reasons for separation. If the Compensation Committee does not approve a special severance arrangement for a named executive officer whose position has been eliminated, that officer will be covered under the Company’s U.S. Executive Severance Policy, as applicable.

For separations due to the elimination of the executive’s position, the U.S. Executive Severance Policy entitles executives, including our named executive officers, to 26 weeks of base pay, paid out over the severance period, with continued health benefits (excluding disability and 401(k) participation). This payment is contingent upon signing a release of claims against Conduent as may be required.

Messrs. Vermuri and Peffer terminated employment with the Company during 2019, and Mr. Friedel terminated employment in January 2020. For information regarding Messrs. Vemuri and Peffer’s entitlement to severance payments and benefits, see below under “Summary Compensation Table.” For information regarding Mr. Friedel’s entitlement to severance payments and benefits, see below under “Potential Payments upon Termination or Change in Control.”

GOVERNANCE OF THE EXECUTIVE COMPENSATION PROGRAMS

Risk Assessment

The Compensation Committee believes that its programs encourage positive behavior while balancing risk and reward, consistent with the interests of its shareholders. Conduent management conducts risk assessments each year and presents the findings to the Compensation Committee. Based on the assessment of programs covering its employees and executives for 2019, the Compensation Committee determined that its compensation plans, programs and practices do not motivate behavior that is reasonably likely to have a material adverse impact on Conduent, based on the following factors:

Key Program Features:

•	Program weighted towards long-term incentives

•	Balanced mix of performance measures (financial and operational) approved by the Compensation Committee in advance

•	Financial goals tied to the operating plan approved by the Board

•	Payout limitations/caps

•	Overlapping performance periods for long-term incentives

Risk Mitigators:

•	Independent Compensation Committee oversight

•	Officer stock ownership guidelines

•	Pay recoupment policy

•	Anti-hedging policy

Ownership Requirements

The Company maintains a stock ownership policy for the executive officers in order to ensure they build and maintain a meaningful level of stock ownership. The stock ownership guidelines are as follows:

•	Ownership requirements of 5x, 3x and 1x base salary, for the CEO, CEO’s direct reports and all other officers, respectively.

•	Required to meet the applicable level of ownership by the end of the fifth full calendar year after becoming an executive.

•

If executive fails to reach compliance within five years, there will be a mandatory retention of 50% of all shares received upon the vesting of equity awards (net of taxes) until the threshold is achieved.

•	CEO (or, with respect to the CEO, the Board) has the authority to permit discretionary hardship exceptions from the ownership and holding requirements.

The following types of awards count toward the guidelines described above: Common Stock held outright and unvested Restricted Stock and Restricted Stock Units. The following types of equity awards do not count toward the stock ownership guidelines: unexercised stock options, unearned Performance Stock Units and any cash-settled units. Once stock ownership levels are achieved, named executive officers are required to continue to hold that amount of stock as long as they remain with Conduent.

Trading, Hedging and Pledging

All directors, officers and employees are prohibited from engaging in short-swing trading and trading in puts and calls with respect to our Common Stock and from using any strategies or products to hedge against potential changes in the value of our Common Stock.

Under our insider trading policy, our executive officers may purchase or sell Conduent securities only during “window” periods, which are generally the periods commencing on the second business day following the date of each quarterly earnings announcement and ending on the close of business on the 15th day of the month before the end of the then-current quarter. The only exception to this restriction is for our named executive officers who have entered into trading plans pursuant to SEC Rule 10b5-1.

As a result, our executive officers are effectively precluded from pledging our Common Stock as collateral, including holding our Common Stock in a margin account, since their stock can only be sold during “window” periods and trading plans pursuant to SEC Rule 10b5-1, and therefore is not available to be sold at any time.

Compensation Recovery Policy (Clawbacks)

Under the Conduent Performance Incentive Plan, if the Compensation Committee deems a named executive officer to have engaged in activity that is detrimental to Conduent, it may cancel any awards granted to that individual. In addition, if such a determination is made before any change in control of Conduent, the Compensation Committee may rescind any payment or delivery of any equity and annual cash incentive award that occurred within the six months preceding the detrimental activity. For this purpose, detrimental activity may include a violation of a non-compete agreement with Conduent, disclosing confidential information (except for reporting and other communications protected by “whistleblower” provisions of the Dodd- Frank Wall Street Reform and Consumer Protection Act), soliciting an employee to terminate employment with Conduent, or soliciting a customer to reduce its level of business with Conduent. If a payment or award is rescinded, the named executive officer will be expected to pay Conduent the amount of any gain realized or payment received in a manner the Compensation Committee or its delegate requires.

Conduent’s stock award agreements include a clawback provision that applies if an accounting restatement is required to correct any material non-compliance with financial reporting requirements. Under this provision, Conduent can recover, for the three prior years, any excess incentive-based compensation (the excess over what would have been paid under the accounting restatement) from executive officers or former executive officers.

In addition, the Compensation Committee implemented a compensation recovery policy that is applicable to our named executive officers. If an accounting restatement is required to correct any material non-compliance with financial reporting requirements under relevant securities laws, Conduent may recover from the executive officer or former executive officer any incentive-based compensation paid to him or her during the three-year period preceding the date on which Conduent is required to prepare the accounting restatement that was in excess of what would have been paid based on the restated results. Conduent may implement any policy or take any action with respect to the recovery of excess incentive-based compensation that Conduent determines to be necessary or advisable in order to comply with the requirements of the Dodd-Frank Act, including the recoupment of shares of Common Stock issued upon the vesting of a long-term incentive award.

CERTAIN TAX IMPLICATIONS OF EXECUTIVE COMPENSATION

Section 162(m) of the Internal Revenue Code limits to $1 million per year the federal income tax deduction available to corporations for compensation paid in any fiscal year to the corporation’s named executive officers and certain former named executive officers included in the Summary Compensation Table in the corporation’s proxy statement. Pursuant to Section 162(m), as in effect prior to 2018, compensation in excess of $1 million per year paid to Conduent’s CEO and three other highest paid executive officers (other than the CFO) was not deductible unless it qualified as “performance-based” compensation. The Tax Cuts and Jobs Act, which was signed into law on December 22, 2017, eliminated this exception for “performance-based” compensation with respect to 2018 and future years. As a result, compensation over $1 million per year paid to any named executive officer, including our CFO (and any person who was a named executive officer for any year beginning with 2017), is nondeductible under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Conduent management. Based upon its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and be included in the Proxy Statement for the 2020 Annual Meeting of Shareholders.

Kathy Higgins Victor, Chair

Michael Nutter

Margarita Palau-Hernandez

SUMMARY COMPENSATION TABLE

The Summary Compensation Table below provides compensation information for the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers as well as our prior Chief Executive Officer and two former executive officers who served during the fiscal year ended December 31, 2019 (collectively referred to as our “named executive officers”).

Name & Principal Position	Year	Salary ($) (A)	Bonus ($) (B)	Stock Awards ($) (C)	Non-Equity Incentive Plan Compensation ($) (D)	All Other Compensation ($) (E)	Total ($)
Clifford Skelton Chief Executive Officer	2019	325,000	-	3,999,990	0	16,929	4,341,919
Brian Webb-Walsh, Executive Vice President and Chief Financial Officer	2019 2018 2017	492,692 450,000 450,000	- 100,000 -	974,994 1,161,384 3,911,486	0 210,600 324,000	18,466 39,289 119,732	1,486,152 1,961,273 4,805,218
Michael Krawitz Executive Vice President, General Counsel and Secretary	2019	34,615	-	199,994	-	130	234,739
Mark Brewer Executive Vice President & President, Global Public Sector Solutions	2019	220,765	100,000	349,996	0	541	671,302
Mario Pompeo Chief Accounting Officer	2019	342,558	60,300	249,978	0	789	653,625
Ashok Vemuri, Former Chief Executive Officer	2019 2018 2017	711,538 1,000,000 1,000,000	-	4,999,974 5,239,984 9,614,470	0 780,000 1,200,000	946,224 46,033 28,588	6,657,736 7,066,017 11,843,058
J. Michael Peffer, Former Executive Vice President, General Counsel and Secretary	2019 2018 2017	500,000 500,000 500,000	-	799,992 799,992 3,736,470	0 195,000 337,500	262,874 31,970 50,647	1,562,866 1,526,962 4,624,617
Jeffrey Friedel, Former Executive Vice President & Global Head, Human Resources	2019 2018 2017	425,000 425,000 407,769	150,000	499,980 499,999 3,436,476	0 182,325 243,250	1,773 10,006 8,620	926,753 1,117,330 4,246,115

Compensation reported in this table is in U.S. dollars and rounded to the nearest dollar.

(A)

Amounts represent base salary earned in fiscal year 2019. Mr. Skelton commenced employment with the Company in June 2019 as our Chief Operating Officer, was appointed as our interim CEO in August 2019 and was appointed as our CEO in February 2020. Messrs. Krawitz and Brewer commenced employment with the Company in November 2019 and May 2019, respectively.

(B)

Amount shown for Mr. Brewer represents a sign-on bonus associated with his hiring. Amount shown for Mr. Pompeo represents amount paid in April 2019 associated with the successful completion of M&A activities.

(C)

Included in this column are the aggregate grant date fair values of equity awards made to our named executive officers in fiscal year 2019 as computed in accordance with FASB ASC Topic 718. For additional information, refer to Note 18 in the Company’s audited financial statements for the fiscal year ended December 31, 2019, included in the 2019 Annual Report on Form 10-K filed with the SEC on February 27, 2020. These amounts reflect an estimate of the grant date fair value and may not be equivalent to the actual value recognized by the named executive officer.

Three-year Performance Stock Unit awards under the 2019 LTIP were granted on April 1, 2019 and June 28, 2019. The grant date value of these awards is based on the probable outcome of the performance conditions as of the grant date, or target, as follows: Mr. Skelton - $749,996; Mr. Webb-Walsh - $487,497; Mr. Brewer - $174,998; Mr. Pompeo – $74,989; Mr. Vemuri - $2,499,987; Mr. Peffer - $399,996; and Mr. Friedel - $249,990. The grant date fair value of these awards assuming maximum performance achievement is as follows: Mr. Skelton - $1,499,992; Mr. Webb-Walsh - $974,994; Mr. Brewer - $349,996; Mr. Pompeo – $149,978; Mr. Vemuri - $4,999,974; Mr. Peffer - $799,992; and Mr. Friedel - $499,980.

Restricted Stock Unit awards under the 2019 LTIP were granted on April 1, 2019 and June 28, 2019 with the grant date values as follows: Mr. Skelton - $749,996; Mr. Webb-Walsh - $487,497; Mr. Brewer - $174,998; Mr. Pompeo – 74,989; Mr. Vemuri - $2,499,987; Mr. Peffer - $399,996; and Mr. Friedel - $249,990.

Mr. Skelton also received a one-time buyout of his equity from his prior employer in connection with his hiring. 260,688 Restricted Stock Units were granted on June 28, 2019 with a grant date fair value of $2,499,998.

Mr. Krawitz received a sign-on grant in connection with his hiring. 31,055 Restricted Stock Units were granted to Mr. Krawitz on November 18, 2019 with a grant date fair value of $199,994. He was not eligible for a grant under the 2019 LTIP due to his November start date.

Mr. Pompeo received a one-time strategic grant of 16,129 Restricted Stock Units with a grant date fair value of $100,000 on December 31, 2019.

(D)

Included in this column are payments to our named executive officers under the 2019 APIP based on 2019 performance. There were no payouts under the 2019 APIP plan as minimum goals were not met with respect to the applicable performance metrics.

(E)	The table below provides additional data on the amounts included under the “All Other Compensation” column.

Name	Year	Life Insurance Premiums Paid by Registrant ($) (1)	Tax Related Reimbursements ($) (2)	401(K) Match ($) (3)	Severance ($) (4)	Miscellaneous ($) (5)	Total All Other Compensation ($)
Clifford Skelton	2019	1,929	-	-	-	15,000	16,929
Brian Webb-Walsh	2019	480	-	0	-	17,986	18,466
	2018	480	-	8,250	-	30,559	39,289
	2017	480	26,553	7,581	-	85,118	119,732
Michael Krawitz	2019	130	-	-	-	0	130
Mark Brewer	2019	541	-	0	-	0	541
Mario Pompeo	2019	789	-	0	-	0	789
Ashok Vemuri	2019	955	-	0	930,777	14,492	946,224
	2018	1,242	-	8,250	-	36,541	46,033
	2017	810	-	-	-	27,778	28,588
J. Michael Peffer	2019	2,322	-	0	255,155	5,397	262,874
	2018	2,322	-	8,250	-	21,398	31,970
	2017	2,322	8,125	8,100	-	32,100	50,647
Jeffrey Friedel	2019	1,035	-	0	-	738	1,773
	2018	1,035	-	3,433	-	5,538	10,006
	2017	971	-	-	-	7,649	8,620

(1)	This column includes imputed income for group life insurance for 2019.

(2)	There were no tax gross-ups in connection with relocation expenses for our named executive officers in 2019.

(3)	There were no Company matches paid under the Conduent 401(k) Savings Plan in 2019 as it was suspended for 2019.

(4)	This column includes the 6 months of severance and continued benefits that Messrs. Vemuri and Peffer became entitled to upon their terminations on August 31, 2019 and December 31, 2019, respectively.

Additionally, in accordance with the terms of the award agreements, Mr. Vemuri had 64,937 shares of Restricted Stock accelerate upon his termination with a vesting value of $422,740 (calculated based on the closing price of Conduent Common Stock on August 31, 2019), which is reflected here.

(5)

Amounts in this column for 2019 include financial and tax planning assistance for Messrs. Skelton, Webb-Walsh, Vemuri, Peffer and Friedel; home security for Mr. Vemuri; executive physicals for Messrs. Webb-Walsh and Peffer and identity theft protection for Messrs. Vemuri, Peffer and Friedel. Not reflected in the table are the annual dues and other fixed costs associated with partial-year corporate club memberships held in the names of Messrs. Vemuri and Webb-Walsh, as they were used for business purposes only. Although permitted, there was no personal use of these memberships in 2019.

GRANTS OF PLAN-BASED AWARDS IN 2019

The following table provides information regarding our named executive officers’ equity grants and annual cash incentive awards in 2019, including additional detail regarding the potential threshold, target and maximum award opportunities payable under the 2019 APIP and Performance Stock Units under the LTIP. No stock options were awarded in fiscal year 2019.

Name	Award (A)	Grant Date (A)	Approval Date (A)	Estimated Future Payout Under Non-Equity Incentive Awards (B)			Estimated Future Payout Under Equity Incentive Awards (C)			All Other Stock Awards: Number of Shares or Units (#)(D)	Grant Date Fair Value of Stock Awards ($)(E)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Clifford Skelton				81,250	650,000	1,300,000	-	-	-	-	-
	Special RSU	6/28/19	5/23/19							260,688	2,499,998
	LTIP RSU	6/28/19	5/23/19	-	-	-	-	-	-	78,206	749,996
	LTIP PSU	6/28/19	5/23/19	-	-	-	19,552	78,206	156,412	-	749,996
Brian Webb-Walsh				46,426	371,404	742,808	-	-	-	-	-
	LTIP RSU	4/1/19	2/26/19	-	-	-	-	-	-	34,871	487,497
	LTIP PSU	4/1/19	2/26/19	-	-	-	8,718	34,871	69,742	-	487,497
Michael Krawitz				-	-	-	-	-	-	-	-
	Special RSU	11/18/19	10/31/19	-	-	-	-	-	-	31,055	199,994
Mark Brewer				33,873	270,981	541,961	-	-	-	-	-
	LTIP RSU	6/28/19	5/15/19	-	-	-	-	-	-	18,248	174,998
	LTIP PSU	6/28/19	5/15/19	-	-	-	4,562	18,248	36,496	-	174,998

Mario Pompeo				20,513	164,104	328,208	-	-	-	-	-
	LTIP RSU	4/1/19	3/31/19				-	-	-	5,364	74,989
	LTIP PSU	4/1/19	3/31/19	-	-	-	1,341	5,364	10,728	-	74,989
	Special RSU	12/31/19	12/09/19	-	-	-	-	-	-	16,129	100,000

Ashok Vemuri				187,500	1,500,000	3,000,000	-	-	-	-	-
	LTIP RSU	4/1/19	2/26/19	-	-	-	-	-	-	178,826	2,499,987
	LTIP PSU	4/1/19	2/26/19	-	-	-	44,707	178,826	357,652	-	2,499,987

J. Michael Peffer				46,875	375,000	750,000	-	-	-	-
	LTIP RSU	4/1/19	2/26/19	-	-	-	-	-	-	28,612	399,996
	LTIP PSU	4/1/19	2/26/19	-	-	-	7,153	28,612	57,224	-	399,996

Jeffrey Friedel				39,844	318,750	637,500	-	-	-	-
	LTIP RSU	4/1/19	2/26/19	-	-	-	-	-	-	17,882	249,990
	LTIP PSU	4/1/19	2/26/19	-	-	-	4,471	17,882	35,764	-	249,990

(A)

RSU refers to Restricted Stock Units subject to service-based vesting conditions and PSU refers to Performance Stock Units subject to service-based and performance-based vesting conditions. The “Grant Date” is the effective date of the LTIP awards. The “Approval Date” is the date on which the Compensation Committee, or CEO where awards were granted prior to executive officer status, took action to approve these awards.

(B)

These columns reflect the threshold, target and maximum payout opportunities for the performance measures under the 2019 APIP set by the Compensation Committee. The actual APIP payout, which was based on 2019 performance was calculated at $0 for all named executive officers and is presented in the “Summary Compensation Table” in column (E). The APIP measures and weightings for 2019 were Adjusted EBITDA (50%) and Revenue (at constant currency) (50%). Please refer to the section entitled “Short-Term Incentives” in the CD&A for additional information on the 2019 APIP payout opportunity, measures and weightings that applied to each of our named executive officers. The target value reflects payout if target performance was achieved on all performance measures. The maximum value reflects payout if maximum or higher performance was achieved on all performance measures. The threshold value reflects 12.5% of target based on achievement of the minimum performance metric (implemented by the Compensation Committee for 2019, as discussed in the CD&A under “Short-Term Incentives”) on the Revenue goal with no achievement on the Adjusted EBITDA goal.

Mr. Krawitz commenced employment in November 2019, and therefore, was not eligible to participate in our 2019 APIP. Mr. Brewer commenced employment in May 2019 and would have been entitled to a prorated award under the 2019 APIP in the event of any payout thereunder.

(C)

The threshold, target and maximum payout opportunities for the 2019 LTIP awards were set by the Compensation Committee. The number of units at target for these awards was determined by dividing the approved values of the respective awards by the closing stock price on the grant date and rounding the number of shares down to the nearest share. The closing stock price on the April 1st grant date was $13.98. The closing stock price on the June 28th grant date was $9.59. The closing price on the November 18th grant date was $6.44. The closing price on the December 31st grant date was $6.20.

Performance Stock Units awarded under the 2019 LTIP are earned by achieving three-year cumulative performance goals between threshold and maximum. The performance measures and weightings for the 2019 LTIP are Adjusted Profit before Tax (50%) and Free Cash Flow, as adjusted (50%). The performance period for the 2019 LTIP is January 1, 2019 through December 31, 2021. Performance Stock Units that are earned will vest following the end of the three-year performance period upon Compensation Committee certification of performance results.

The target column reflects the number of Performance Stock Units that can be earned if target performance is achieved on all performance measures. The maximum column reflects the greatest number of Performance Stock Units that can be earned if maximum or higher performance is achieved on all performance measures. The threshold column reflects the lowest number of Performance Stock Units that can be earned assuming that performance is achieved at the minimum level for only one of the performance measures. The number of Performance Stock Units earned will be interpolated in the event that Conduent’s performance varies between threshold and maximum, as determined by the Compensation Committee. If threshold performance is not achieved for both performance measures, no Performance Stock Units will be earned.

(D)

This column includes Restricted Stock Units granted under the LTIP on April 1, 2019, which vest ratably on December 31, 2019, December 31, 2020 and December 31, 2021, and on June 28, 2019, which vest ratably on June 28, 2020, June 28, 2021 and June 28, 2022. This column also includes special one-time Restricted Stock Unit grants which vest in equal annual increments on the first three anniversaries of the grant date. The number of Restricted Stock Units was determined by dividing the approved values of the respective awards by the closing stock price on the grant date and rounding the number of shares down to the nearest share. The closing stock price on April 1st was $13.98; on June 28th was $9.59; on November 18th was $6.44; and on December 31st was $6.20.

(E)

The value reported in this column represents the grant date fair value of these awards determined in accordance with FASB ASC Topic 718. These values are recorded over the requisite serviced period as required by FASB ASC Topic 718. See footnote (C) to the “Summary Compensation Table” and the “Long-Term Incentives” section in the CD&A for additional information on these equity awards.

For a description of the material features of the compensation disclosed in the 2019 Grants of Plan-Based Awards table see the “Short-Term Incentives” and the “Long-Term Incentives” section of the CD&A.

OUTSTANDING EQUITY AWARDS AT 2019 FISCAL YEAR-END

The following table summarizes the unvested stock awards held by the named executive officers at the end of fiscal year 2019. There are no outstanding stock option awards.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Clifford Skelton	6/28/19	338,894	(7)	2,101,143	19,552		121,219
Brian Webb-Walsh	4/1/18	8,719	(5)	54,058	26,153		162,149
	4/1/18	2,500	(5)	15,500
	4/1/19	23,248	(6)	144,138	8,718		54,050
Michael Krawitz	11/18/19	31,055	(8)	192,541	-		-
Mark Brewer	6/28/19	18,248	(7)	113,138	4,562		28,284
Mario Pompeo	9/29/17	1,063	(4)	6,591	-		-
	4/1/18	1,117	(5)	6,925	3,353		20,789
	4/1/19	3,576	(6)	22,171	1,341		8,314
	12/31/19	16,129	(5)	100,000	-		-
Ashok Vemuri	4/1/18	-		-	74,511		461,968
J. Michael Peffer	4/1/18	-		-	14,306		88,697
	4/1/19	0	(6)	-	2,384		14,783
Jeffrey Friedel	4/1/18	4,471	(5)	27,720	13,412	(9)	83,154
	4/1/19	11,921	(6)	73,910	4,471	(9)	27,717

(1)	The awards presented in this column include earned unvested Performance Stock Units and unvested Restricted Stock Units (as of December 31, 2019).

(2)	The market value is based on the December 31, 2019 closing price of our Common Stock of $6.20 per share.

(3)

The awards presented in this column consist of unearned performance stock awards (as of December 31, 2019) granted under the LTIP. The performance period for the 2018 LTIP is January 1, 2018 through December 31, 2020, and the performance period for the 2019 LTIP is January 1, 2019 through December 31, 2021. These LTIP awards vests following the end of the performance period upon Compensation Committee certification of results. The 2018 Performance Stock Units are presented here at target, and the 2019 Performance Stock Units are presented here at threshold.

(4)	Represents Restricted Stock Units which fully vest on September 28, 2020.

(5)	Represents Restricted Stock Units which fully vest on December 31, 2020.

(6)

These Restricted Stock Units were granted on April 1, 2019 and will vest one-half on December 31, 2020 and one-half on December 31, 2021. On December 31, 2019, one-third of the Restricted Stock Units vested and are not reflected in the numbers above for our named executive officers as follows: Webb-Walsh – 11,623, Pompeo – 1,788, Peffer – 9,537, and Friedel – 5,961. Mr. Peffer forfeited the balance of his unvested Restricted Stock Units on December 31, 2019 upon his departure from the Company. Mr. Friedel forfeited the units reflected here in January 2020 upon his departure.

(7)	These Restricted Stock Units will vest in equal installments on June 28, 2020, June 28, 2021 and June 28, 2022.

(8)	These Restricted Stock Units will vest in equal installments on November 18, 2020, November 18, 2021 and November 18, 2022.

(9)	Mr. Friedel will be eligible for two-thirds of the 2018 PSUs and one-third of the 2019 PSUs in connection with his departure in January 2020.

OPTION EXERCISES AND STOCK VESTED IN 2019

The following table shows the amount realized by named executive officers upon the vesting of stock awards during 2019. No stock options were exercised during 2019.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (A)	Value Realized on Vesting ($) (B)
Clifford Skelton	-	-
Brian Webb-Walsh	172,842	929,968
Michael Krawitz	-	-
Mark Brewer	-	-
Mario Pompeo	7,797	38,786
Ashok Vemuri	473,603	3,000,526
J. Michael Peffer	188,163	1,204,490
Jeffrey Friedel	128,437	639,220

(A)

The shares shown in this column include (i) performance shares that vested on July 1, 2019 that were from awards granted by Xerox prior to the separation and converted to Conduent awards, (ii) performance shares from the April 1, 2017 LTIP award, which had a performance period from January 1, 2017 through December 31, 2019 and (iii) performance shares from the April 1, 2017 SIG awards, which had a performance period from January 1, 2017 through December 31, 2019, of which 50% were eligible to, and did, vest on December 31, 2018 based on cumulative performance results for 2017 and 2018 with the remaining 50% vesting on December 31, 2019. This column also includes Restricted Stock Units that vested on January 2, 2019, July 1, 2019, August 1, 2019, September 30, 2019, October 1, 2019 and December 31, 2019.

(B)

Amounts shown are based on the number of shares that vested and the fair market value of our Common Stock on the applicable vesting date. The aggregate dollar value realized upon vesting includes the value of shares withheld to pay taxes.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Conduent has entered into certain agreements and maintains certain plans that provide compensation to named executive officers in the event of a termination of employment or a change in control. The amount of compensation payable to each named executive officer, assuming that each hypothetical termination or change-in-control situation occurred on December 31, 2019, is listed in the table below. The values for equity incentive awards presented in this table reflect the acceleration of grants not vested as of December 31, 2019 and are based on the closing market price of Conduent Common Stock of $6.20 as of December 31, 2019. Messrs. Vemuri and Peffer terminated employment with the Company on August 31, 2019 and December 31, 2019, respectively. For information regarding their severance payments and other benefits, see the “All other Compensation” table and related footnotes.

	Termination for Good Reason (A)	Involuntary Termination Not for Cause (B)	Involuntary Termination Not for Cause or Termination for Good Reason after Change in Control (C)	Death (D)	Disability (E)

Clifford Skelton
• Cash Severance ($)	650,000	650,000	2,600,000	-	-
• Non-Equity Incentive Awards ($)	0	0	0	0	0
• Equity Incentive Awards ($)	1,616,266	1,616,266	2,586,020	2,586,020	2,586,020
• Healthcare/Life Insurance Benefits ($)	629	629	0	500,000	-

Clifford Skelton Total Termination Benefits ($)	2,266,895	2,266,895	5,186,020	3,086,020	2,586,020

Brian Webb-Walsh
• Cash Severance ($)	-	255,000	1,785,000	-	-
• Non-Equity Incentive Awards ($)	-	0	0	0	0
• Equity Incentive Awards ($)	-	180,166	592,044	592,044	592,044
• Healthcare/Life Insurance Benefits ($)	-	5,048	18,232	500,000	-

Brian Webb-Walsh Total Termination Benefits ($)	-	440,214	2,395,276	1,092,044	592,044

Michael Krawitz
• Cash Severance ($)	-	225,000	1,530,000	-	-
• Non-Equity Incentive Awards ($)	-	-	-	-	-
• Equity Incentive Awards ($)	-	0	192,541	192,541	192,541
• Healthcare/Life Insurance Benefits ($)	-	2,681	9,611	450,000	-

Michael Krawitz Total Termination Benefits ($)	-	227,681	1,723,152	642,541	192,541

Mark Brewer
• Cash Severance ($)	-	225,000	1,575,000	-	-
• Non-Equity Incentive Awards ($)	-	0	0	0	0
• Equity Incentive Awards ($)	-	0	226,275	226,275	226,275
• Healthcare/Life Insurance Benefits $)	-	6,931	26,826	450,000	-

Mark Brewer Total Termination Benefits ($)	-	231,931	1,828,101	676,275	226,275

Mario Pompeo
• Cash Severance ($)	-	175,000	175,000	-	-
• Non-Equity Incentive Awards ($)	-	0	0	0	0
• Equity Incentive Awards ($)	-	26,592	189,732	189,732	189,732
• Healthcare/Life Insurance Benefits ($)	-	5,807	22,376	350,000	-

Mario Pompeo Total Termination Benefits ($)	-	207,399	387,108	539,732	189,732

Jeffrey Friedel
• Cash Severance ($)	-	212,500	1,487,500	-	-
• Non-Equity Incentive Awards ($)	-	0	0	0	0
• Equity Incentive Awards ($)	-	92,392	295,653	295,653	295,653
• Healthcare/Life Insurance Benefits ($)	-	7,099	27,136	425,000	-

Jeffrey Friedel Total Termination Benefits ($)	-	311,991	1,810,289	720,653	295,653

(A)

Per Mr. Skelton’s offer letter, if he voluntarily terminated his employment for Good Reason, he would be entitled to salary continuation for 12 months at his then base salary rate. In addition, Mr. Skelton would receive a non-prorated short-term incentive payment (Non-Equity Incentive Award) for 2019 performance, reflected above at actual achievement against performance goals ($0 payout for 2019). Under Mr. Skelton’s offer letter, the special one-time Restricted Stock Unit grant awarded in connection with his hiring, vests in full upon termination for good reason or involuntary termination not for cause. For Mr. Skelton’s other equity awards, pursuant to the terms of the grant agreements, after 9 months of employment with the Company, Mr. Skelton would be entitled to pro-rated vesting of Restricted Stock Units and Performance Stock Units (based on the number of full months of service as an employee during the vesting period), with the number of Performance Stock Units earned based on actual performance achievement.

The other named executive officers would not receive any payments if they left voluntarily.

Long-term incentive awards and short-term incentive awards are subject to clawback provisions as described in the “Governance of the Executive Compensation Programs—Compensation Recovery Policy (Clawbacks)” section in the CD&A.

(B)

See footnote (A) above for terms of Mr. Skelton’s benefits for an involuntary termination without cause. For our other named executive officers, under the terms of the Conduent severance policy, they would receive salary continuance payments and continued benefits coverage (excluding disability and 401(k) contributions) for 26 weeks. The amounts reported in the table assume salary continuance is paid as a lump sum, although such payments are generally paid in installments consistent with the normal payroll cycle. In addition, all named executive officers would receive a short-term incentive payment (Non-Equity Incentive Award) for 2019 performance, reflected above at actual achievement against performance goals ($0 payout for 2019). For the equity incentive awards, pursuant to the terms of the grant agreements, after 9 months of employment with the Company, the named executive officers would be entitled to pro-rated vesting of Restricted Stock Units and Performance Stock Units (based on the number of full months of service as an employee during the vesting period), with the number of Performance Stock Units earned based on actual performance achievement.

(C)

If there was a change in control on December 31, 2019, Messrs. Skelton, Webb-Walsh, Krawitz, Brewer and Friedel would have been covered under the Change-in-Control (“CIC”) Plan as described in the CD&A, which provides them specified severance benefits if, within 90 days prior to, or within 12 months (or, for our CEO, 24 months) following a CIC of Conduent, their employment was terminated involuntarily other than for cause, due to death or disability, or voluntarily for good reason. This arrangement whereby CIC severance benefits are provided only upon a qualifying termination event following a CIC is commonly described as “double-trigger”.

CIC severance benefits for these named executive officers include:

•	A lump sum cash payment equal to two times the then-current annual base salary and short-term incentive award target.

Continuation	of specified welfare benefits at active employee rates for a period of 24 months.

•

Payment of reasonable legal fees and expenses incurred when the named executive officer, in good faith, is involved in a dispute while seeking to enforce the benefits and rights provided by the severance agreement.

•

Pursuant to the terms of the applicable agreements, accelerated vesting of stock awards, including performance stock units at target, and a short-term incentive (Non-Equity Incentive Award) payment for the 2019 performance reflected above at actual achievement against performance goals ($0 for 2019).

If excise tax is payable by any of the named executive officers, Conduent will reduce the named executive officer’s CIC payment to a level that will not trigger an excise tax payment if it is determined that doing so will result in a greater net after-tax amount for the executive.

In the event of a termination in connection with a CIC, Mr. Pompeo would be covered under the Executive Severance Policy and would receive salary continuance payments and continued benefits coverage (excluding disability and 401(k) contributions) for 26 weeks. Pursuant to the terms of the applicable agreements, he would also receive accelerated vesting of stock awards, including Performance Stock Units at target.

(D)

Following death, the estates or, with respect to certain types of payments and elections made, the spouses of all named executive officers would receive payment of a 2019 short-term incentive payment shown at actual achievement against performance goals ($0 for 2019); full vesting of Performance Stock Units, subject to actual performance achievement (amount shown here is based on target); accelerated vesting of Restricted Stock Units; and a life insurance benefit.

(E)

Assuming termination following disability on December 31, 2019, all named executive officers would be eligible for full vesting of Performance Stock Units grants, subject to actual performance achievement (amount shown here is based on target); and full vesting of Restricted Stock Units, per the terms of the applicable awards agreements.

(F)

Mr. Friedel was no longer considered an executive officer on November 12, 2019 and ceased employment with the Company on January 24, 2020. In connection with his departure, he became entitled to the cash severance payment reported above in the table for involuntary termination not for cause, six months of medical coverage and six months of contribution to his HSA. Mr. Friedel will also receive a prorated payout of his 2018 and 2019 Performance Stock Units, with the number of Performance Stock Units earned to be determined and paid following the end of the applicable performance period based on actual performance achievement.

Involuntary Termination for Cause

Assuming involuntary termination for cause due to engagement in detrimental activity against Conduent, there would be no payments to the named executive officers other than their deferred compensation balance, if any. All unvested shares would be immediately cancelled upon termination for cause. See the “Governance of the Executive Compensation Programs—Compensation Recovery Policy (Clawbacks)” section of the CD&A for additional information.

Definitions Under the CIC Plan

Generally, for purposes of the CIC Plan, a change in control is deemed to have occurred, subject to specific exceptions, if:

•	Any person becomes a beneficial owner representing 50 percent or more of the combined voting power of the outstanding securities of Conduent.

•	A majority of the Conduent Board is replaced under specific circumstances.

•

There is a merger or consolidation involving Conduent unless (i) the directors of Conduent who were members of the Board immediately before the merger/consolidation continue to constitute a majority of the Conduent Board of Directors or (ii) the merger/consolidation is affected to implement a recapitalization and no person becomes the beneficial owner representing 50 percent or more of the combined voting power of Conduent’s then outstanding voting securities.

•	All or substantially all of Conduent’s assets are sold, or Conduent’s shareholders approve a plan of complete liquidation or dissolution.

A voluntary termination for good reason in the event of a CIC includes:

•

The material diminution of authority, duties, or responsibilities, including being an executive officer of Conduent before a change in control and ceasing to be an executive officer of the surviving company. The change-in-control benefits for this provision will only be triggered if the executive officer has not voluntarily terminated his/her employment and the “material diminution of authority, duties, or responsibilities” has occurred and not been remedied.

•

A material reduction in annual base salary, annual target short-term incentive or employee benefits in the aggregate, except to the extent such reduction is consistent with an across-the-board reduction for employees.

•	A material change in the geographic location where the executive is required to be based.

•	Failure of Conduent to obtain a satisfactory agreement from any successor to assume and agree to perform in a manner consistent with the change in control agreement.

Definitions Under Mr. Skelton’s Offer Letter

Under Mr. Skelton’s offer letter, a voluntary termination for good reason includes:

•	A material decrease in his base salary, other than a decrease that is applicable to all other similarly situated executives.

•	A material diminution in his authority, duties, or responsibilities, or a demotion that is not commensurate with his credentials and experience.

•	The Company’s breach of any of its material obligations under the offer letter.

•	The relocation of his position by more than 50 miles.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information with respect to equity awards under Conduent’s equity compensation plans as of December 31, 2019:

Plan Category	(A) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(B) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(C) Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))(2)
Equity compensation plans approved by security holders	2,850,348	-	14,884,302
Equity compensation plans not approved by security holders	-	-	-
Total	2,850,348	-	14,884,302

(1)

Column (A) includes (i) 1,448,162 shares underlying outstanding restricted stock units and 1,203,603 shares underlying outstanding performance stock units awarded under the Conduent Performance Incentive Plan; and (ii) 198,583 shares underlying outstanding deferred stock units (“DSUs”) awarded under the Conduent Director Equity Plan. There is no exercise price associated with performance stock units, restricted stock units or DSUs, and because we no longer have any options outstanding, there is no weighted-average exercise price calculation in column (B).

(2)

The 2007 ACS Plan was discontinued as of February 5, 2010. No further grants can be made under this plan. Any shares that are cancelled, forfeited or lapse under the Performance Incentive Plan become available again for issuance under the Performance Incentive Plan. Any shares that are cancelled, forfeited or lapse under the Conduent Director Equity Plan become available again for issuance under the Director Equity Plan.

CEO Pay Ratio Disclosure

For 2019, the median of the annual total compensation of all employees of the Company (other than our CEO), was $27,311. With respect to the annual total compensation of our CEO, who joined the Company effective June 17, 2019, we used the amount reported in the Total column in the 2019 Summary Compensation Table, substituting his annualized base salary amount and life insurance premiums to reflect these elements of compensation as if he had served as our CEO for the full year. Based on this, the 2019 annual total compensation of our CEO was $4,668,546. Using this information, we estimate the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees for 2019 was 171:1. This represents a reasonable estimate calculated in a manner consistent with SEC regulations.

To determine our median employee, we ascertained that, as of the December 31, 2019 determination date, our total employee population consisted of 67,144 employees, which included 30,035 U.S. employees and 37,109 non-U.S. employees. As is permitted under the SEC rules, we excluded employees from the following countries: Germany (1,175 employees) and Turkey (1,007 employees), which represented less than 5% of our total employee population as of the determination date. We then determined our “median employee” using the remaining employee population of 64,962, which included 30,035 U.S. employees and 34,927 non-U.S. employees.

We chose to use annual base compensation as our consistently applied compensation measure to determine our “median employee”. We determined annual base compensation for our salaried employees using base salary paid for 2019. We determined annual base compensation for our hourly paid employees by multiplying the hourly rate by the scheduled hours for the year. We annualized the compensation of all permanent employees in our population who were hired in 2019 but did not work for us the entire year. Once we identified our median employee, we determined that person’s annual total compensation in accordance with the requirements of the Summary Compensation Table.

OTHER INFORMATION

Indemnification Actions

The Company’s by-laws provide for indemnification of officers and directors to the fullest extent permitted by New York law. The Company has not advanced any counsel fees or other reasonable fees and expenses to any officer or director under our by-laws. In accordance with the requirements of the Business Corporation Law of the State of New York (the “BCL”), in the event the Company advances counsel fees or other reasonable fees and expenses, the individuals on whose behalf any such expenditures are made are required to execute an undertaking to repay such expenses if they are finally found not to be entitled to indemnification under the Company’s by-laws or the BCL.

Directors and Officers Liability Insurance and Indemnity

On June 1, 2019, the Company extended its policies for directors’ and officers’ liability insurance. The policies are issued by Chubb insurance Company of New Jersey, XL Specialty Insurance Company, Travelers Casualty and Surety Company of America, Twin City Fire Insurance Company, U.S. Specialty Insurance Company, Arch Insurance Company, Zurich Excess Select insurance Policy, Marsh Alpha (Lloyd’s of London), Allied World Assurance Company Ltd, Axis Insurance Company, Union Fire Insurance Company of Pittsburgh PA, Pioneer, and Wesco Insurance Company. The policies are scheduled for renewal on June 1, 2020 and the total annual premium is approximately $2,680,000.

NON-GAAP FINANCIAL MEASURES

We have reported our financial results in accordance with U.S. GAAP. In addition, we have discussed our results using non-GAAP measures.

We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related tax effects. Management believes that these non-GAAP financial measures provide an additional means of analyzing the results of the current period against the corresponding prior period. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with U.S. GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures and should be read only in conjunction with our Consolidated Financial Statements prepared in accordance with U.S. GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions, and providing such non-GAAP financial measures to investors allows for a further level of transparency as to how management reviews and evaluates our business results and trends. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on certain non-GAAP measures.

A reconciliation of the non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are provided below.

These reconciliations also include the income tax effects for our non-GAAP performance measures in total, to the extent applicable. The income tax effects are calculated under the same accounting principles as applied to our reported pre-tax performance measures under ASC 740, which employs an annual effective tax rate method. The noted income tax effect for our non-GAAP performance measures is effectively the difference in income taxes for reported and adjusted pre-tax income calculated under the annual effective tax rate method. The tax effect of the non-GAAP adjustments was calculated based upon evaluation of the statutory tax treatment and the applicable statutory tax rate in the jurisdictions in which such charges were incurred.

Adjusted PBT and Adjusted Net Income (Loss)

We make adjustments to PBT for the following items, as applicable to the particular financial measure, for the purpose of calculating Adjusted Net Income (Loss):

•

Amortization of acquired intangible assets. The amortization of acquired intangible assets is driven by acquisition activity, which can vary in size, nature and timing as compared to other companies within our industry and from period to period.

•	Restructuring and related costs. Restructuring and related costs include restructuring and asset impairment charges as well as costs associated with our strategic transformation program.

•

Goodwill impairment. This represents Goodwill impairment charge related to the unanticipated losses of certain customer contracts, lower potential future volumes and lower than expected new customer contracts for all reporting units.

•	(Gain) loss on divestitures and transaction costs. Represents (gain) loss on divested businesses and transaction costs.

•

Litigation costs (recoveries), net. Litigation costs (recoveries), net primarily represents accruals for the State of Texas litigation, Student Loan Service exposures and certain significant terminated contracts that are subject to litigation.

•

Other charge (credit). This comprises other (income) expenses, net, as well as costs associated with the Company not fully completing the State of New York Health Enterprise Platform project and the Health Enterprise Medical platform projects in California and Montana and other adjustments.

•	2019 divestitures. Revenue/(Income) loss from divestitures.

•

Income tax adjustments. This represents the net of the GAAP income tax expense/benefits and difference in income taxes for reported and adjusted pre-tax income calculated under the annual effective tax rate method.

The Company provides adjusted PBT and net income financial measures to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions.

Adjusted Revenue

We make adjustments to revenue for the following items, as an additional way of assessing certain aspects of our operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our on-going business:

•	2019 divestitures.

•

Effect of currency changes. To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. Dollars.

Adjusted EBITDA and EBITDA Margin

We use Adjusted EBITDA and Adjusted EBITDA Margin as an additional way of assessing certain aspects of our operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our on-going business. Adjusted revenue represents Adjusted EBITDA represents income (loss) before interest, income taxes, depreciation and amortization and contract inducement amortization adjusted for the following items. Adjusted EBITDA margin is Adjusted EBITDA divided by revenue or adjusted revenue, as applicable.

•	Restructuring and related costs.

•	Goodwill impairment.

•	(Gain) loss on extinguishment of debt.

•	(Gain) loss on divestitures and transaction costs.

•	Litigation costs (recoveries), net.

•	Other charge (credit).

•	2019 and 2018 divestitures.

•	Savings from suspension of 401(k) match. Reflects savings from suspension of 401(k) match in 2019.

Adjusted EBITDA is not intended to represent cash flows from operations, operating income (loss) or net income (loss) as defined by U.S. GAAP as indicators of operating performances. Management cautions that amounts presented in accordance with Conduent’s definition of Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similar measures disclosed by other companies because not all companies calculate Adjusted EBITDA and Adjusted EBITDA margin in the same manner.

Free Cash Flow

Free cash flow is defined as cash flows from operating activities as reported on the consolidated statement of cash flows, less cost of additions to land, buildings and equipment, cost of additions to internal use software, tax payments related to divestitures, vendor financed capital lease and proceeds from sales of land, buildings and equipment. We use the non-GAAP measure of free cash flow as a criterion of liquidity and performance-based components of employee compensation. We use free cash flow as a measure of liquidity to determine amounts we can reinvest in our core businesses, such as amounts available to make acquisitions and invest in land, buildings and equipment and internal use software, after required payments on debt. In order to provide a meaningful basis for comparison, we are providing information with respect to our free cash flow reconciled to cash flow provided by operating activities, which we believe to be the most directly comparable measure under U.S. GAAP. Adjusted free cash flow is defined as free cash flow from above plus deferred compensation payments, Texas litigation payments and transaction costs and other identified items.

Non-GAAP Reconciliations

Adjusted Profit Before Tax (PBT) and Adjusted Net Income (Loss) Reconciliation:

(in millions)	Year Ended December 31, 2019
GAAP Income (Loss) Before Income Taxes	$(2,106)

Adjustments:

Amortization of acquired intangible assets	246

Restructuring and related costs	71

Goodwill impairment	1,952

(Gain) loss on divestitures and transaction costs	25

Litigation costs (recoveries), net	17

Other charges (credits)(1)	(5)

Adjusted PBT	$200
Less: Income tax adjustments(2)	(60)

Adjusted Net Income	140

(1)

This comprises other (income) expenses, net, as well as costs associated with the Company not fully completing the State of New York Health Enterprise Platform project and the Health Enterprise Medical platform projects in California and Montana and other adjustments.

(2)	Income Tax Adjustments:

(in millions)	Year Ended December 31, 2019
GAAP Income tax Expense as Reported	$(172)
Tax impact on non-GAAP adjustments	232

Income tax adjustments	60

Adjusted Revenue and Adjusted EBITDA Reconciliations:

(in millions)	Year Ended December 31, 2019
Reconciliation to Adjusted Revenue
Revenue	$4,467

2019 Divestiture(3)	(36)

Adjusted Revenue	$4,431
Effect of currency changes(3)	24

Adjusted Revenue at Constant Currency	$4,455

Reconciliation to Adjusted EBITDA
Net Income (Loss) from Continuing Operations	$(1,934)
Interest Expense	78
Income tax expense	(172)
Depreciation and amortization	459
Contract inducement amortization	3

EBITDA	$(1,566)

EBITDA Margin	-35.1%
EBITDA	$(1,566)
Adjustments:
Restructuring	71
Goodwill	1,952
(Gain) loss on divestitures and transaction costs	25
Litigation costs (recoveries), net	17
Other charges (credits)	(5)
2019 Divestitures	(1)

Adjusted EBITDA	$493
Saving from suspension of 401(k) match(4)	(12)

Defined Adjusted EBITDA(4)	$481

(1)	Reflects partial year adjustments for a closed divestiture and effect of currency changes.
(2)	Reflects savings of $12M from suspension of 401(k) match.

Free Cash Flow / Adjusted Free Cash Flow Reconciliation:

(in millions)	Year Ended December 31, 2019
Operating Cash Flow	$132
Cost of additions to land, buildings and equipment	(148)
Proceeds from sales of land, buildings and equipment	2
Cost of additions to internal use software	(67)
Tax payment related to divestitures	9
Vendor financed capital leases	(3)

Free Cash Flow	$(75)

Free Cash Flow	$(75)
Transaction costs	14
Texas litigation payments	118

Adjusted Free Cash Flow	$57

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, to act as independent auditors of the Company for 2020. PwC has served as the Company’s independent auditors since 2016. Representatives of the firm are expected to be at the Annual Meeting to respond to appropriate questions and to make a statement, if they wish.

Principal Auditor Fees and Services

Aggregate fees for professional services rendered for the Company by PwC were ($ in millions):

	2019	2018
Audit Fees(1)	$6.6	$6.2
Audit Related Fees(2)	$1.3	$2.6
Tax Fees(3)	$0.4	$0.6
All Other Fees(4)	$0.1	$0.1
Total Fees	$8.3	$9.5

(1)

These audit fees were for professional services rendered for the audits of consolidated financial statements, reviews of interim financial statements included in periodic reports, audits related to internal control over financial reporting and statutory audits.

(2)

These audit-related fees were for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements and are not reported under the “audit fees” category above. These services include SOC 1 engagements and other service organization reports, implementation of new accounting standards and regulations, technical accounting advice and agreed-upon procedures.

(3)

Tax fees were for tax compliance, tax advice and tax planning. These services included the preparation and review of required tax return compliance filings, assistance with tax audits and transfer pricing matters, advisory services relating to federal, state, provincial and international tax compliance, customs and duties, and restructurings, mergers and acquisitions.

(4)	Fees disclosed in the tables above under the item “All Other Fees” were for services other than the audit fees, audit-related fees and tax fees described above.

Pursuant to its charter, the Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the Company’s independent auditors. In addition to assuring the regular rotation of the lead audit partner as required by applicable rules, the Audit Committee is involved in the evaluation and selection of the lead audit partner and considers whether there should be regular rotation of the independent auditors.

The Audit Committee is also required to review and pre-approve all of the audit and non-audit services to be performed by the Company’s independent auditors, including the firm’s engagement letter for the annual audit of the Company, the proposed fees in connection with such audit services, and any additional services that management chooses to hire the independent auditors to perform. The authority for such pre-approval may be delegated to one or more members of the Audit Committee, provided that the decisions of any member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next meeting. Additionally, the Audit Committee can establish pre-approval policies and procedures with respect to the engagement of the Company’s independent auditors for permitted non-audit services. In accordance with the Audit Committee Charter, all of the foregoing audit and non-audit fees paid to, and the related service provided by PwC, were pre-approved by the Audit Committee.

At least annually, the Audit Committee reviews the Company’s independent registered public accounting firm to decide whether to retain such firm on behalf of the Company.

When conducting its latest review of PwC, the Audit Committee considered the following factors:

•	The professional qualifications of PwC, the lead audit partner and other key engagement partners on the engagement;

•	The appropriateness of PwC’s fees relative to both efficiency and audit quality;

•	PwC’s independence policies and processes for maintaining its independence;

•	PwC’s capability, expertise and efficiency in handling the breadth and complexity of the Company’s operations across the globe; and

•	PwC’s demonstrated professional integrity and objectivity.

The Audit Committee and the Board believe that the continued retention of PwC to serve as our independent auditors is in the best interests of the Company and its shareholders.

Audit Committee Report

The responsibilities of the Audit Committee are discussed under “Committee Functions, Membership and Meetings” beginning on page 13 and can also be found on our website at www.conduent.com/corporate-governance. Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Consistent with the foregoing, the Audit Committee has:

•

Reviewed and discussed with the management of the Company and PwC the audited consolidated financial statements of the Company for the year ended December 31, 2019, including the specific disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Company’s key accounting policies and use of estimates;

•	Discussed with PwC the matters required to be communicated in PCAOB Auditing Standards Nos. 1301 (Communication with Audit Committees) and 2410 (Related Parties); and

•

Received the written disclosures and the letter from PwC required by the applicable PCAOB independence rules and Nasdaq Rule 5605(b)(2) and IM-5605-2 (Executive Sessions of Independent Directors) and has discussed with PwC that firm’s independence and quality control procedures.

Based upon the foregoing review and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s 2019 Annual Report to Shareholders and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing by the Company with the SEC.

Virginia M. Wilson, Chair

Scott Letier

Michael A. Nutter

The Board recommends a vote

FOR

the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year 2020

PROPOSAL 3 — PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE 2019 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by the Dodd-Frank Act, under Section 14A of the Exchange Act, we are seeking your vote, on a non-binding advisory basis, on the compensation of our named executive officers as described in the Compensation Discussion and Analysis, compensation tables and narrative disclosure, as provided in this Proxy Statement. Specifically, shareholders are being asked to vote upon, and the Board has approved and unanimously recommends approval of, the following non-binding advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED. “

The Board believes that our executive compensation program is well designed, appropriately aligns executive pay with Company performance and incentivizes desirable executive performance. This proposal gives you an opportunity to express your own view of our 2019 executive compensation practices. We provide shareholders with the opportunity to cast their advisory vote on our executive compensation practices on an annual basis, in accordance with the preference expressed by our shareholders at the 2017 annual meeting regarding the frequency of our advisory vote on executive compensation.

While this vote does not address any specific item of compensation and is not binding on the Board, the Board and its Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions.

The Board recommends a vote

FOR

the proposal to approve the compensation of the named executive officers as disclosed in this Proxy

Statement

CONDUENT™

VOTE

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Your vote matters – here's how to vote!

2020 Annual Meeting Proxy Card

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1. Election of Directors:

Nominee	For	Against	Abstain
01 - Kathy Higgins Victor	☐	☐	☐
02 - Scott Letier	☐	☐	☐
03 - Jesse A. Lynn	☐	☐	☐
04 - Courtney Mather	☐	☐	☐
05 - Michael Montelongo	☐	☐	☐
06 - Margarita Paláu-Hernández	☐	☐	☐
07 - Clifford Skelton	☐	☐	☐

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01—Kathy Higgins Victor 04—Courtney Mather 07—Clifford Skelton 02—Scott Letier 05—Michael Montelongo 03—Jesse A. Lynn 06—Margarita Paláu- Hernández For Against Abstain For Against Abstain For Against Abstain 7 2 B M Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 037WQF + + Proposals — The Board of Directors recommends a vote FOR all the nominees listed A and FOR Proposals 2 and 3. 2. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2020. 3. Approve, on an advisory basis, the 2019 compensation of our named executive officers. 1. Election of Directors: For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q 2020 Annual Meeting Proxy Card For Against Abstain 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK 1234 5678 9012 345 MMMMMMMMM MMMMMMMMMMMMMMM 4 5 7 8 9 7 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control # Î” â‰^ You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/CNDT or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/CNDT Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Votes submitted electronically must be received by 9:00 a.m., Eastern Time, on May 19, 2020. Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/CNDT Notice of 2020 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 19, 2020 Clifford Skelton and Courtney Mather, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Conduent Incorporated to be held at Conduent Corporate Headquarters, 100 Campus Drive, Suite 200, Florham Park, NJ 07932 on May 19, 2020 at 9:00 a.m. (ET) or at any postponement or adjournment thereof. We intend to hold our annual meeting in person. However, we are actively monitoring the novel coronavirus (COVID-19) and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting in person and by means of remote communication, or solely by means of remote communication. Please monitor our Investor website at https://investor.conduent.com and our SEC filings for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, wwe encourage you to vote your shares prior to the annual meeting. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all Nominees and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Proxy — Conduent Incorporated qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q C Non-Voting Items + + Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. 2020 Annual Meeting Admission Ticket 2020 Annual Meeting of Conduent Incorporated Shareholders May 19, 2020 at 9:00 a.m. Eastern Time Conduent Corporate Headquarters 100 Campus Drive, Suite 200 Florham Park, NJ 07932 Upon arrival, please present this admission ticket and photo identification at the registration desk.